--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                              FIFTH THIRD BANCORP
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              FIFTH THIRD BANCORP
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           [FIFTH THIRD BANCORP LOGO]

                             CINCINNATI, OHIO 45263

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                                                February 9, 2001


To the Shareholders of Fifth Third Bancorp:

     You are cordially invited to attend the Annual Meeting of the Shareholders of Fifth Third Bancorp to be held at The Aronoff Center for the Arts, Fifth Third Bank Theater, Main and 7th Streets, Cincinnati, Ohio on Tuesday, March 20, 2001 at 11:30 a.m. for the purposes of considering and acting upon the following:

     (1) Election of six (6) Class III Directors to serve until the Annual Meeting of Shareholders in 2004.


     (2) The proposal described in the attached Proxy Statement to amend Article Fourth of the Amended Articles of Incorporation, as amended, to increase the authorized number of shares of Common Stock, without par value, to 1,300,000,000 shares. The proposed Amendment is attached as Annex 2 to the Proxy Statement and incorporated therein by reference.


     (3) The proposal described in the attached Proxy Statement to amend Article II Section 11 of the Code of Regulations, as amended, to allow Shareholders to grant proxies by electronic and telephonic means. The proposed Amendment is attached as Annex 3 to the Proxy Statement and incorporated therein by reference.


     (4) The proposal described in the attached Proxy Statement to amend the Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan (the "Long-Term Plan") to increase the number of shares of the Company's Common Stock eligible for issuance under the Long-Term Plan to 37,733,020 shares. A copy of the proposed amendment to the Long-Term Plan is attached as Annex 4 to the Proxy Statement and incorporated therein by reference.


     (5) The proposal described in the attached Proxy Statement to approve the Fifth Third Bancorp Stock Option Gain Deferral Plan (the "Deferral Plan"), including the issuance of up to 1,000,000 shares of Common Stock thereunder. A copy of the Deferral Plan is attached as Annex 5 to the Proxy Statement and incorporated therein by reference.

     (6) The proposal described in the attached Proxy Statement to approve The Fifth Third Bancorp Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"), including the issuance of up to 1,000,000 shares of Common Stock thereunder. A copy of the Deferred Compensation Plan is attached as Annex 6 to the Proxy Statement and incorporated therein by reference.

     (7) Approval of the appointment of the firm of Deloitte & Touche LLP to serve as independent auditors for the Company for the year 2001.

     (8) Transaction of such other business that may properly come before the Meeting or any adjournment thereof.

     Shareholders of record at the close of business on January 31, 2001 will be entitled to vote at the Meeting.

     ALL PERSONS WHO FIND IT CONVENIENT TO DO SO ARE INVITED TO ATTEND THE MEETING IN PERSON. IN ANY EVENT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY WITH THIS NOTICE AT YOUR EARLIEST CONVENIENCE.

                                          By Order of the Board of Directors

                                          MICHAEL K. KEATING
                                          Secretary

                              FIFTH THIRD BANCORP
                            38 FOUNTAIN SQUARE PLAZA
                             CINCINNATI, OHIO 45263

                                PROXY STATEMENT


     The Board of Directors of Fifth Third Bancorp (the "Company") is soliciting proxies, the form of which is enclosed, for the Annual Meeting of Shareholders to be held on March 20, 2001 (the "Meeting"). Each of the 466,438,725 shares of Common Stock outstanding on January 31, 2001 is entitled to one vote on all matters acted upon at the Meeting, and only Shareholders of record on the books of the Company at the close of business on January 31, 2001 will be entitled to vote at the Meeting, either in person or by proxy. The shares represented by all properly executed proxies which are sent to the Company will be voted as designated and each not designated will be voted affirmatively. Each person giving a proxy may revoke it by giving notice to the Company in writing or in open meeting at any time before it is voted.


     The laws of Ohio under which the Company is incorporated provide that if notice in writing is given by any Shareholder to the President, a Vice President, or the Secretary of the Company not less than forty-eight (48) hours before the time fixed for holding a meeting of Shareholders for the purpose of electing Directors that such Shareholder desires that the voting at such election shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the Shareholder giving such notice, each Shareholder shall have the right to cumulate such voting power as he possesses in voting for Directors.

     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but may also be solicited by the Directors, Officers, and other regular employees of the Company, who will receive no compensation therefor in addition to their regular compensation. Brokers and others who hold stock on behalf of others will be asked to send proxy material to the beneficial owners of the stock, and the Company will reimburse them for their expenses.

     The Company has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist the Company in soliciting proxies. The Company anticipates that the costs of D. F. King's services will be approximately $8,000.

     The Annual Report of the Company for the year 2000, including financial statements, has been mailed to all Shareholders. Such report and financial statements are not a part of this Proxy Statement.

                           CERTAIN BENEFICIAL OWNERS

     Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only Shareholders deemed to be beneficial owners of 5% or more of the Common Stock of the Company as of December 31, 2000:

                         NAME AND ADDRESS OF            AMOUNT AND NATURE      PERCENT
TITLE OF CLASS             BENEFICIAL OWNER          OF BENEFICIAL OWNERSHIP   OF CLASS
--------------           -------------------         -----------------------   --------
Common Stock       Cincinnati Financial Corporation        72,465,224(1)        15.56%
                   6200 South Gilmore
                   Fairfield, Ohio 45014
Common Stock       Fifth Third Bancorp                     30,134,972(2)         6.47%
                   Subsidiary Banks
                   38 Fountain Square Plaza
                   Cincinnati, Ohio 45263
Common Stock       Putnam Investments Management           24,456,320            5.25%
                   One Post Office Square
                   Boston, Massachusetts 02109

---------------

(1) Cincinnati Financial Corporation owns 56,096,475 shares of the Common Stock of the Company. Cincinnati Insurance Company, a subsidiary of Cincinnati Financial Corporation, owns 13,912,645 shares. Cincinnati Casualty Company, another subsidiary, owns 1,419,979 shares. Cincinnati Life Insurance Company, another subsidiary of Cincinnati Financial Corporation, owns 1,036,125 shares.

(2) There are six wholly-owned bank subsidiaries of the Company, which are beneficial owners of 12,708,065 shares. The banks hold these shares in a fiduciary capacity under numerous trust relationships, none of which relates to more than 5% of the shares, and have sole or shared voting power, and sole or shared investment power over these shares. The banks also hold shares in a non-discretionary capacity, and disclaim any beneficial interest in all shares held in these capacities.

                             ELECTION OF DIRECTORS

     In accordance with the Company's Code of Regulations, the Board of Directors is classified into three classes as nearly equal in number as the then total number of Directors constituting the whole Board permits. Each class is to be elected to separate three (3) year terms with each term expiring in different years. At each Annual Meeting the Directors or nominees constituting one class are elected for a three (3) year term. The term of those Directors listed below as Class III expires at the Annual Meeting on March 20, 2001 and this Class contains the nominees to be elected to serve until the Annual Meeting of Shareholders in 2004. Any vacancies that occur after the Directors are elected may be filled by the Board of Directors in accordance with law for the remainder of the full term of the vacant directorship.

     The Board of Directors intends to nominate for election as Class III Directors the six (6) persons listed below, all of whom are presently serving as Class III Directors of the Company. It is the intention of the persons named in the Proxy to vote for the election of all nominees named. If any nominee(s) shall be unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends. Nominees receiving the six (6) highest totals of votes cast in the election will be elected as directors. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the six (6) nominees specified below unless otherwise instructed by the shareholder. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

     The following tables set forth information with respect to each Class III Director, all of whom are nominees for re-election at the Annual Meeting, and with respect to incumbent Directors in Classes I and II of the Board of Directors who are not nominees for re-election at the Annual Meeting.

                                                                                  SHARES OF COMPANY
                                                                                    COMMON STOCK
                                                                                BENEFICIALLY OWNED ON
                                                                                DECEMBER 31, 2000(1)
                                                                               -----------------------
                                                                 DIRECTOR                     PERCENT
NAME, AGE AND PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS     SINCE        NUMBER(4)      OF CLASS
------------------------------------------------------------------------------------------------------
                                         CLASS III DIRECTORS
                                         (TERMS EXPIRE 2001)
DARRYL F. ALLEN, 57, Retired Chairman, CEO and President,          1997            5,025        .0011%
Aeroquip-Vickers, Inc., formerly known as Trinova
Corporation, a manufacturer and distributor of engineered
components for industry, automotive, aerospace and defense.
Director of Milacron, Inc.
GERALD V. DIRVIN, 63, Retired April, 1994, as Executive Vice       1989           55,403        .0119%
President and Director, The Procter & Gamble Company,
manufacturers of household and consumer products.
Director of Cintas Corporation.
JOSEPH H. HEAD, JR.(2), 68, Chairman and Director, Atkins &        1987          203,001        .0436%
Pearce, Inc., manufacturer of industrial textiles.
Director of Baldwin Piano & Organ Company.
ALLEN M. HILL, 55, CEO and President of DPL Inc. and its           1998           54,272        .0117%
subsidiary The Dayton Power and Light Company.
DR. MITCHEL D. LIVINGSTON, 56, Vice President for Student          1997            8,525        .0018%
Affairs and Human Resources, University of Cincinnati.
Formerly, Dr. Livingston was Vice President for Student
Services, University of Albany.
JAMES E. ROGERS, 53, Chairman, President, CEO and Director of      1995           14,898        .0032%
Cinergy Corp., Cinergy Services, CG&E and PSI Energy, since
December, 2000, and Mr. Rogers was Vice Chairman, President
and COO since October, 1994. Formerly, Mr. Rogers was
Chairman, President and CEO of PSI Energy.
Director of Duke-Weeks Realty Corporation and Enermetrix.

                                                                                  SHARES OF COMPANY
                                                                                    COMMON STOCK
                                                                                BENEFICIALLY OWNED ON
                                                                                DECEMBER 31, 2000(1)
                                                                               -----------------------
                                                                 DIRECTOR                     PERCENT
NAME, AGE AND PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS     SINCE        NUMBER(4)      OF CLASS
------------------------------------------------------------------------------------------------------
                                          CLASS I DIRECTORS
                                         (TERMS EXPIRE 2002)
THOMAS B. DONNELL(2), 54, Chairman Emeritus, Fifth Third Bank      1984          782,074        .1679%
(Northwestern Ohio).
JOAN R. HERSCHEDE, 61, President and CEO of The Frank              1991           45,720        .0098%
Herschede Company, an investment holding company.
WILLIAM G. KAGLER, 68, Retired as Chairman of Skyline Chili        1983           73,988        .0159%
Inc., a restaurant and frozen food product manufacturer,
since October, 1995. Formerly, Mr. Kagler was Chairman of the
Executive Committee since November, 1994, and was Chairman,
CEO and Director of Skyline Chili, Inc. since November, 1992 and was President, CEO and Director of Skyline Chili, Inc.
from 1984-1992. Previously, Mr. Kagler served as President of
Kagler & Associates, Inc., a consulting firm, and President
of the Kroger Co.
Director of The Union Central Life Insurance Company and The
Ryland Group, Inc.
JAMES D. KIGGEN(2), 68, Chairman of the Board of Directors of      1982          132,213        .0284%
Broadwing Inc. (formerly Cincinnati Bell, Inc.), provider of communication services. Formerly, Mr. Kiggen was Chairman,
President, CEO and Director of Xtek, Inc.
Director of United States Playing Card Company.
ROBERT L. KOCH II, 62, President and CEO of Koch Enter-            1999          258,895        .0556%
prises, Inc., a holding company with worldwide subsidiaries
that manufacture aluminum die castings, industrial painting
systems, and automotive adhesives, and distribute heating and air conditioning equipment and hydraulic and pneumatic
components.
Director of Vectrien Corporation and Bindley Western
Industries, Inc.
DAVID E. REESE, 60, Chairman, Fifth Third Bank, Southwest,         1998          534,510        .1148%
F.S.B. Formerly Chairman of State Savings Company from June,
1997 to June, 1998, Vice Chairman of State Savings Company
from July, 1972 to June, 1997, and Chairman of State Savings
Bank, F.S.B. from June 1992 to June 1998. Mr. Reese was also
Chairman of Sundance Broadcasting, Inc., owner of commercial radio stations, from 1987 to 1996, and Sundance Broadcasting of Idaho, Inc., owner of commercial radio stations, from 1978 to 1996.
DENNIS J. SULLIVAN, JR.(2), 68, President and Chief Executive      1984           79,670        .0171%
Officer of Gaylord Entertainment, since September 14, 2000.
Previously Executive Counselor of Dan Pinger Public
Relations, Inc., a public relations agency, since February,
1993. Formerly, Executive Vice President, Chief Financial
Officer and Director of Cincinnati Bell, Inc. and Cincinnati
Bell Telephone Company. Director of Anthem Insurance, Inc.,
and Kalthoff International, Inc.
THOMAS W. TRAYLOR, 61, CEO of Traylor Bros., Inc., an              1999          273,438        .0587%
underground and marine construction company.

                                                                                  SHARES OF COMPANY
                                                                                    COMMON STOCK
                                                                                BENEFICIALLY OWNED ON
                                                                                DECEMBER 31, 2000(1)
                                                                               -----------------------
                                                                 DIRECTOR                     PERCENT
NAME, AGE AND PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS     SINCE        NUMBER(4)      OF CLASS
------------------------------------------------------------------------------------------------------
CLASS II DIRECTORS
(TERMS EXPIRE 2003)
JOHN F. BARRETT, 51, President, CEO and Director of The            1988           66,921        .0144%
Western-Southern Life Insurance Co. since March, 1994. For-
merly, President and COO, The Western-Southern Life Insurance
Co.
Director of Convergys Corporation and Andersons, Inc.
RICHARD T. FARMER, 66, Chairman and Director, Cintas               1982          153,914        .0331%
Corporation, a service company that designs, manufactures and implements corporate identity uniform programs, since August,
1995. Formerly, Mr. Farmer was Chairman, CEO and Director of
Cintas Corporation.
ROBERT B. MORGAN(3), 66, Executive Counselor of Cincinnati         1986           82,693        .0178%
Financial Corporation and Cincinnati Insurance Company.
BRIAN H. ROWE, 69, Chairman Emeritus, GE Aircraft Engines,         1980           76,207        .0164%
General Electric Company since February, 1995. Previously,
Mr. Rowe was Chairman from September, 1993, and was President and CEO, GE Aircraft Engines, General Electric Company.
Director of Atlas Air, Inc., B/E Aerospace, Convergys
Corporation, Stewart & Stevenson Services, Inc., Textron
Inc., Dynatech Corporation and Fairchild Dornier Corporation.
GEORGE A. SCHAEFER, JR.(2), 55, President and Chief Exec-          1988        2,574,583        .5509%
utive Officer of Fifth Third Bancorp and Fifth Third Bank.
Director of Anthem Insurance, Inc.
JOHN J. SCHIFF, JR.(2),(3), 57, Chairman, President, Chief         1983          412,885        .0887%
Executive Officer and Director of Cincinnati Financial
Corporation and Cincinnati Insurance Company. Retired as
Chairman of John J. & Thomas R. Schiff & Co., Inc., an
insurance agency in December, 1996.
Director of Cinergy Corp., Standard Register Co., Cincinnati
Bengals and John J. & Thomas R. Schiff & Co., Inc.
DONALD B. SHACKELFORD, 68, Chairman, Fifth Third Bank              1998        1,442,899        .3098%
(Central Ohio) since June, 1998. Formerly, Vice Chairman of
State Savings Company and Chairman of State Savings Bank.
Director of The Limited, Inc., The Progressive Corporation
and Intimate Brands, Inc.
DUDLEY S. TAFT, 60, President and Director, Taft Broadcasting      1981           92,976        .0200%
Company, investor in entertainment and media properties.
Director of Cinergy Corp., The Union Central Life Insurance
Company, United States Playing Card Co., and The Tribune
Company.
All Directors and Executive Officers as a Group (34 persons).                  13,685,247      2.8940%

---------------

(1) As reported to Fifth Third Bancorp by the Directors as of the date stated. Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(2) Members of the Executive Committee of the Board of Directors.

(3) Messrs. Morgan and Schiff, Jr. are Directors of Cincinnati Financial Corporation, whose holdings of Company shares with their affiliates are more fully set forth above under the caption "Certain Beneficial Owners" in this Proxy Statement.

(4) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable, but unexercised stock options. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Allen, 4,688; Mr. Barrett, 15,658; Mr. Dirvin, 34,646; Mr. Donnell, 83,449; Mr. Farmer, 15,658; Mr. Head, 3,000; Ms. Herschede, 3,000; Mr. Hill, 9,818; Mr. Kagler,
    8,063; Mr. Kiggen, 34,646; Mr. Koch, 9,303; Mr. Livingston, 6,536; Mr.
    Morgan, 34,646; Mr. Reese, 87,375; Mr. Rogers, 14,393; Mr. Rowe, 34,646; Mr.
    Schaefer, 1,705,320; Mr. Schiff, 8,063; Mr. Shackelford, 87,375; Mr. Sullivan, 3,000; Mr. Taft, 23,253; and 9,303 Mr. Traylor. The amount shown for Mr. Koch also includes convertible capital securities which are convertible to 1,198 shares of Common Stock of the Company. The aggregate number of shares issuable upon the exercise of currently exercisable, but unexercised stock options, held by the Executive Officers who are not also Directors is 4,673,160.

                      BOARD OF DIRECTORS, ITS COMMITTEES,
                             MEETINGS AND FUNCTIONS

     The Board of Directors of the Company met five (5) times during 2000. Except for Messrs. Allen, Donnell, Hill, Koch, Reese, Shackelford and Traylor, each of the Directors of the Company is also a member of the Board of Directors of Fifth Third Bank which met five (5) times during 2000. The Company has an Executive Committee consisting of Messrs. Donnell, Head, Kiggen, Schaefer, Schiff and Sullivan, which meets only on call. Under Ohio law, this Committee has the powers to act between meetings of the Board on virtually all matters that the Board could act upon, but reserves its function for emergency purposes. The Executive Committee met three (3) times in 2000. The Company has a Compensation and Stock Option Committee, which consisted of Messrs. Head, Hill and Rogers, and met two (2) times during 2000. The Board of Directors does not have a nominating committee. This function is normally served by the Board of Directors and in emergencies by the Executive Committee.

     The Audit Committee of the Company serves in a dual capacity as the Audit Committee of the Company and Fifth Third Bank, meeting in formal meetings in March, July and November as well as informally at other times. Three (3) formal meetings were held during 2000. One of the functions of this Committee is to carry out the statutory requirements of a bank audit committee as prescribed under Ohio law. Other functions include the engagement of independent auditors, reviewing with those independent auditors the plans and results of the audit engagement of the Company, reviewing the scope and results of the procedures for internal auditing, reviewing the independence of the independent auditors and similar functions. The Board of Directors has adopted a written charter for the Audit Committee which is attached hereto as Annex 1. The Audit Committee members for 2000 were Messrs. Barrett, Kiggen, Sullivan and Mrs. Herschede. All members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The formal report of the Audit Committee with respect to the year 2000 begins on page 14 herein.

     Executive compensation and stock options are determined by the Compensation and Stock Option Committee of the Board of Directors. The formal report of the Compensation and Stock Option Committee with respect to 2000 compensation and stock option grants begins on Page 12 herein.

     Of the members of the Board of Directors of the Company, Mr. Farmer attended less than 75% of the aggregate meetings of the Board of Directors and all committees on which he served during 2000.

                             EXECUTIVE COMPENSATION

     Set forth below are tables showing for the Chief Executive Officer and the five other highest-paid executive officers of the Company: (1) in summary form, the compensation paid for the last three years; (2) the options granted and options exercised; and (3) beneficial ownership of the Company's Common Stock.

SUMMARY

     The following table is a summary of certain information concerning the compensation awarded, paid to, or earned by the Company's chief executive officer and each of the Company's other five most highly compensated executive officers (the "named executives") during each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE


                                                                     LONG TERM
                                           ANNUAL COMPENSATION      COMPENSATION
                                         -----------------------    ------------
                                                                       SHARES
                                                                     UNDERLYING          ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY ($)    BONUS ($)    OPTIONS (1)     COMPENSATION ($)(2)
-------------------------------  ----    ----------    ---------    ------------    -------------------
George A. Schaefer, Jr.........  2000     976,732      1,462,500      300,000             341,493
President and Chief Executive    1999     952,902      1,140,000      375,000             293,006
Officer                          1998     905,767        900,000      337,500             252,807
Stephen J. Schrantz............  2000     491,142        380,000       97,500             121,960
Executive Vice President         1999     472,306        350,000      120,000             115,123
                                 1998     452,298        300,000      135,000             105,322
Michael D. Baker...............  2000     403,468        290,000       97,500              97,085
Executive Vice President         1999     377,888        270,000      120,000              90,704
                                 1998     352,886        240,000      135,000              86,364
Michael K. Keating.............  2000     402,620        275,000       97,500              94,867
Executive Vice President         1999     377,888        270,000      120,000              90,704
                                 1998     352,889        235,000      135,000              82,304
Robert J. King, Jr.............  2000     353,464        300,000       97,500              91,485
Executive Vice President         1999     332,319        250,000      120,000              81,525
                                 1998     314,078        205,000      135,000              72,671
Robert P. Niehaus..............  2000     315,972        275,000       90,000              82,736
Executive Vice President         1999     287,310        225,000      120,000              71,723
                                 1998     267,319        180,000      135,000              62,625


---------------

(1) Adjusted for three-for-two splits on April 15, 1998 and July 14, 2000.

(2) All Other Compensation consists solely of the amounts representing the allocations to each named executive under The Fifth Third Master Profit Sharing and Non-qualified Deferred Compensation Program.

STOCK OPTIONS

     The following table sets forth information concerning individual grants of options to purchase the Company's Common Stock made to the named executives in 2000:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                      PRICE APPRECIATION
                              NUMBER       PERCENT OF                                   FOR OPTION TERM
                            OF SHARES    TOTAL OPTIONS     EXERCISE                 -----------------------
                            UNDERLYING     GRANTED TO         OR
                             OPTIONS       EMPLOYEES      BASE PRICE   EXPIRATION
           NAME             GRANTED(1)   IN FISCAL YEAR    ($/SH.)        DATE        5%($)        10%($)
           ----             ----------   --------------   ----------   ----------   ----------   ----------
George A. Schaefer, Jr....   300,000          5.3%         40.1667       3/22/10     7,578,187   19,204,613
Stephen J. Schrantz.......    97,500          1.7%         40.1667       3/22/10     2,462,911    6,241,499
Michael D. Baker..........    97,500          1.7%         40.1667       3/22/10     2,462,911    6,241,499
Michael K. Keating........    97,500          1.7%         40.1667       3/22/10     2,462,911    6,241,499
Robert J. King, Jr........    97,500          1.7%         40.1667       3/22/10     2,462,911    6,241,499
Robert P. Niehaus.........    90,000          1.6%         40,1667       3/22/10     2,273,456    5,761,384

---------------


(1) All such options were granted March 22, 2000 and first become exercisable as to 25% of the shares covered after June 20, 2000, as to 50% after one year of continued employment, as to 75% after two years of continued employment and are exercisable in full after the end of three years of continued employment. In the event the Company shall consolidate with, merge into, or transfer all or substantially all of its assets to another corporation, then all options granted under this Plan shall become immediately exercisable. The option exercise price is not adjustable over the 10-year term of the options except due to stock splits and similar occurrences affecting all outstanding stock.


     The following table sets forth certain information regarding individual exercises of stock options during 2000 by each of the named executives.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                          SHARES
                         ACQUIRED
                            ON        VALUE           NUMBER OF SHARES             VALUE OF UNEXERCISED
                         EXERCISE    REALIZED      UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
         NAME              (#)         ($)           OPTIONS AT 12/31/00               AT 12/31/00
         ----            --------   ----------   ---------------------------   ----------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                                                     (#)            (#)            ($)             ($)
                                                 -----------   -------------   ------------   -------------
George A. Schaefer,
  Jr...................        0             0    1,705,320       496,876       62,544,444      8,376,579
Stephen J. Schrantz....        0             0      642,945       166,876       23,850,075      2,857,052
Michael D. Baker.......   25,155       565,570      486,166       166,876       16,152,013      2,857,052
Michael K. Keating.....        0             0      486,163       166,876       16,151,867      2,857,052
Robert J. King, Jr.....        0             0      452,025       166,876       14,644,814      2,857,052
Robert P. Niehaus......        0             0      499,319       161,251       16,855,494      2,746,896

BENEFICIAL OWNERSHIP

     The following table sets forth certain information regarding the named executives' beneficial ownership of the Common Stock of the Company as of December 31, 2000.


TITLE OF CLASS       NAME OF OFFICER      NUMBER OF SHARES(1)   PERCENT OF CLASS
--------------   -----------------------  -------------------   ----------------
Common Stock     George A. Schaefer, Jr.       2,577,583            .5509%
Common Stock     Stephen J. Schrantz             879,868            .1886%
Common Stock     Michael D. Baker                625,209            .1341%
Common Stock     Michael K. Keating              614,339            .1318%
Common Stock     Robert J. King, Jr.             573,349            .1230%
Common Stock     Robert P. Niehaus               779,305            .1671%


---------------

(1) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable, but unexercised stock options. These individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Schaefer, 1,705,320; Mr. Schrantz, 642,945; Mr. Baker, 486,166; Mr. Keating, 486,163; Mr. King, 452,025; and
    Mr. Niehaus, 499,319.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors, and persons who own more than ten percent of a registered class of the Company's stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive Officers, Directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, for the period January 1, 2000 through December 31, 2000, all filing requirements applicable to its Executive Officers and Directors were complied with except for Barry Boerstler, Executive Vice President. Mr. Boerstler failed to timely report the exercise of stock options on a Form 4. The transaction was subsequently reported on a Form 4.

RETIREMENT PLANS

     The following table shows estimated annual benefits payable upon retirement under The Fifth Third Bancorp Master Retirement Plan (the "Retirement Plan") and The Fifth Third Bancorp Supplemental

Retirement Income Plan (the "Supplemental Plan") based upon combinations of compensation levels and years of service:

                               PENSION PLAN TABLE

 APPROXIMATE ANNUAL RETIREMENT BENEFIT UPON RETIREMENT AT AGE 65 BEFORE ADJUSTMENTS(1)(2)(3)
----------------------------------------------------------------------------------------------
  REMUNERATION(4)(5)           15            20            25            30            35
-----------------------   ------------  ------------  ------------  ------------  ------------
300,00$0.........            43,802        58,402        73,003        87,603        87,603
400,000.........             59,052        78,735        98,419       118,103       118,103
500,000.........             74,302        99,069       123,836       148,603       148,603
600,000.........             89,552       119,402       149,253       179,103       179,103
700,000.........            104,802       139,735       174,669       209,603       209,603
800,000.........            120,052       160,069       200,086       240,103       240,103
900,000.........            135,302       180,402       225,503       270,603       270,603
1,000,000.......            150,552       200,735       250,919       301,103       301,103
1,100,000.......            165,802       221,069       276,336       331,603       331,603
1,200,000.......            181,052       241,402       301,753       362,103       362,103
1,300,000.......            196,302       261,735       327,169       392,603       392,603
1,400,000.......            211,552       282,069       352,586       423,103       423,103
1,500,000.......            226,802       302,402       378,003       453,603       453,603
1,600,000.......            242,052       322,735       403,419       484,103       484,103
1,700,000.......            257,302       343,069       428,836       514,603       514,603
1,800,000.......            272,552       363,402       454,253       545,103       545,103

---------------

(1) Benefits shown are computed on the basis of a straight life annuity. Other available forms of benefits payment under the Retirement Plan, which are the actuarial equivalent of the straight life annuity, are the joint and surviving spouse annuity, the contingent annuitant option, the life -- 10-year-certain option, and the single lump-sum option. The method of payment from the Supplemental Plan is either a single lump sum or an installment.

(2) Under the current law, the maximum annual pension benefit payable under the Internal Revenue Code, applicable to the Retirement Plan, is $135,000 for 2000. Any annual pension benefit accrued over $135,000 is payable under the Supplemental Plan.

(3) The Retirement Plan and Supplemental Plan were frozen as of November 15, 1998 except for employees who were at least age 50 and had 15 years of credited service as of December 31, 1998. For the purpose of computing a benefit under these Plans on December, 31, 2000, Mr. Schaefer had 29 years of credited service; Mr. Schrantz, 17 years; Mr. Baker, 26 years; Mr. Keating, 15 years; Mr. King, 25 years; and Mr. Niehaus, 29 years. Mr. Schaefer and Mr. Niehaus continue to accrue benefits under these Plans. Messrs. Schrantz, Baker, Keating and King are not accruing benefits under these Plans but do continue to accrue service for eligibility of an immediate early retirement benefit.

(4) The amounts shown are the gross benefit amounts provided by both the Retirement Plan and the Supplemental Plan. Plan benefits are determined as 30.5% of final average pay minus 11.1% of the participant's social security final average compensation (up to his social security covered compensation) with a reduction of 1/30th for each year of credited service less than 30. Benefits are also reduced for termination of service prior to age 60, for a commencement of benefit payments prior to age 60, and eliminated under the vesting schedule if the participant has less than five (5) vesting years.

(5) Compensation for retirement benefit calculations under the Retirement Plan is defined as the base rate of pay plus variable compensation and is based on the final average pay for the highest five consecutive years out of the ten years preceding retirement. The 2000 base pay plus variable compensation are substantially the same as the amounts shown under the "Salary and Bonus" columns of the Summary Compensation Table. No more than an inflation adjusted $150,000 limit is taken into consideration under the Retirement Plan. Compensation in excess of an inflation adjusted $150,000 limit is taken into account under the Supplemental Plan.

COMPENSATION OF DIRECTORS

     Non-employee Directors of the Company receive a single annual retainer of $15,000 and a fee of $1,000 per meeting attended (including committee meetings). Pursuant to a Deferred Compensation Plan, Directors may annually defer from one-half to all of their compensation as directors until age 65 or until they cease to serve on the Board, whichever occurs last. The deferred funds bear interest until paid at an annually adjusted rate equal to 1% over the U.S. treasury bill rate or Directors may elect to receive a return on deferred funds at a rate equal to the rate of return on the Company's stock. Directors who are also employees receive no additional compensation for service on the Board.

     The Company's 1998 Long-Term Incentive Stock Plan provides that the Committee has full authority to provide awards of stock options to non-employee Directors. In 2000, there were no awards of stock options to any non-employee Director.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

POLICY

     The Company's cash compensation package for its Executive Officers consists of two components: (1) base salary; and (2) annual performance-based bonuses. The Company also provides stock option grants to its executive officers as a means to promote ownership in the Company.

     The Stock Option and Compensation Committee (the "Committee") is composed of directors who are not employees of the Company. This Committee is responsible for the approval and administration of the base salary level and annual bonus compensation programs as well as the stock option program for Executive Officers. In determining compensation levels, the Committee considers salary and bonus levels which will attract and retain qualified executives when considered with the other components of the Company's compensation structure; specific annual performance criteria; and rewarding Executive Officers for continuous improvement in their respective areas which contribute to continual increases in shareholder value.

     The Company's philosophy for granting stock options is based on the principles of encouraging key employees to remain with the Company and to encourage ownership thereby providing them with a long-term interest in the Company's overall performance and incenting those executive officers to manage with a view toward maximizing long-term shareholder value.

     The Company uses the services of Buck Consultants, an executive compensation consulting firm, to perform competitive peer analysis on an annual basis. They in conjunction with the Company identified a group of peer companies based on market capitalization, geographic location, performance and similarity in lines of business.

BASE SALARY

     Executive Officers salaries are determined by evaluating the 2000 comparative data and the responsibilities of their positions. Individual salary increases are reviewed annually and are based on the Company's overall performance and the executive's attainment of individual objectives during the preceding year.

ANNUAL BONUSES


     Executive Officers (other than officers designated to participate in the Fifth Third Bancorp Variable Compensation Plan as discussed below) are eligible to earn annual bonuses. At the end of the year, the Committee establishes a target bonus matrix comprised of incrementally increasing amounts of earnings per share which, if attained, make available an incentive pool for bonus payments. At the end of 2000, the Company's goal was to increase operating net income by 18% over 1999 and operating earnings per share by 17% over 1999. The matrix was established by the Committee to reflect a bonus pool which increased if incrementally higher net income or earnings per share resulted in 2000 as compared to 1999. In 2000, the target bonus ranged from 35% to 65% of base salary. However, if the Bancorp goals are not met, individual bonuses are reduced proportionately, with no bonuses paid unless earnings increase.


     The target net income and earnings per share were met in 2000.


     Annual performance goals are also established for each Executive Officer, including personal and departmental goals. The nature of these goals differs depending upon each officer's job responsibilities. Goals are both quantitative in nature, such as sales and revenue goals and cost containment; and qualitative in nature, such as the development and retention of key personnel, assessment and development of quality products and services, and management effectiveness.

     At the end of each year, the extent to which the profit plan goals are actually attained is measured. If all goals are completely met, the executive officer receives a target bonus amount. To the extent goals are partially met, then only that portion as expressed in the bonus matrix is paid out. Although specific relative weights are not assigned to each performance factor, a greater emphasis is placed on increasing net income.

THE FIFTH THIRD BANCORP VARIABLE COMPENSATION PLAN

     In 1998 the Committee and the Company's shareholders approved and adopted the Fifth Third Bancorp Variable Compensation Plan ("Variable Compensation Plan"). For 2000, the Committee designated the participants in the Variable Compensation Plan as the President and CEO and all officers who were designated as an Executive Vice President of the Company as of January 1, 2000. The Committee also designated Performance Goals (as defined in the Variable Compensation Plan) for 2000 in the form of a matrix comprised of incrementally increasing amounts of earnings per share and net income and were based on the higher of these two measurements as defined in the matrix as approved by the Committee. If the Performance Goals as established in that matrix were not met, individual payments were reduced proportionately with no payments made pursuant to the Variable Compensation Plan unless net income or earnings per share increase.

     The Committee reviewed the performance of the Company and compared it to the Performance Goals for the 2000 Plan Year. Based on the Company's performance, the Committee certified that the Performance Goals were exceeded for 2000.

STOCK OPTION GRANTS

     Options to purchase Common Stock are granted annually to Executive Officers. In years prior to 1998 these grants were made under the Company's Amended 1990 Stock Option Plan. At the Shareholders Meeting held on March 17, 1998, the Company's 1998 Long-Term Incentive Stock Option Plan was approved by the required number of votes. The stock option grants to Executive Officers in 2000 were made under the 1998 Long-Term Incentive Stock Plan. Grants are made to Executive Officers at an option price of 100% of the market value on the date of grant. The Company's philosophy in granting stock options is to increase Executive Officer ownership in the Company and not to serve as a vehicle for additional compensation. Executive Officers are incented to manage with a view toward maximizing long-term shareholder value. In determining the total number of options to be granted annually to all recipients, including the Executive Officers, the Committee considers the number of options already held by the Executive Officer, dilution, number of shares of Common Stock outstanding and the performance of the Company during the immediately preceding year. This year's grant totaled 5,700,578, or 1.22% of shares outstanding (adjusted to reflect the July 2000 3-for-2 stock split). The Committee sets guidelines for the number of shares available for the granting of stock options to each Executive Officer based on the total number of options available, an evaluation of competitive data for similar grants and the executive officer salary and position. These stock option grants provide incentive for the creation of shareholder value since the full benefit of the grant to each Executive Officer can only be realized with an appreciation in the price of the Company's common shares.

CHIEF EXECUTIVE OFFICER'S COMPENSATION AND STOCK OPTION GRANTS


     The Committee considered the following factors in determining the base salary for 2000 for George A. Schaefer, Jr., President and Chief Executive Officer of the Company: the Company's success in attaining its profit plan for 1999 as discussed below and the level of compensation paid to the highest paid executive at the companies selected for peer comparison. Based on these factors, the Committee established Mr. Schaefer's base salary effective November 26, 1999 at $975,000, which is a 2.63% increase from his 1999 salary level of $950,000. This placed Mr. Schaefer's compensation near the middle of base salaries paid by those companies selected for peer comparison.



     For 2000, Mr. Schaefer was eligible to earn a cash bonus ranging up to 150% of his base salary based on Performance Goals as designated under the Variable Compensation Plan. The Company's Performance Goals were established at a 18% increase over the 1999 operating net income or a 17% increase over the 1999 operating earnings per share. For 2000, the Company's operating net income increased by 18% over 1999 and operating earnings per share increased by 17% over 1999. Based on these factors, the Committee certified that the Company had exceeded its Performance Goals and determined that Mr. Schaefer earned a bonus of $1,462,500, which represented 150% of his base salary for fiscal year 2000.


     On March 22, 2000, Mr. Schaefer was granted an option to purchase 300,000 shares of Common Stock (adjusted to reflect the July 2000 3-for-2 stock split). That grant was made in accordance with the guidelines of the Committee referenced above, including specifically the Company's increase in its year-to-date earnings for the 2000 fiscal year and the 2000 Comparative Data.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid for any fiscal year to the corporation's chief executive officer and four other most highly compensated executive officers. The Company designed the 1998 Long-Term Incentive Stock Plan and the Variable Compensation Plan to meet the criteria for deductibility under Section 162(m). Accordingly, the Committee believes that all compensation for 2000 paid to Mr. Schaefer and to the other named executive officers is properly deductible under the Code. Any non-deductible amounts that have been paid, or may be paid in the future, under those plans are not expected to be significant.

 Joseph H. Head, Jr.               Allen M. Hill               James E. Rogers

COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 2000 the Compensation and Stock Option Committee members were Joseph H. Head, Jr., Allen M. Hill and James E. Rogers. No director or executive officer of the Company serves on any board of directors or compensation committee of any entity that compensates any member of the Audit Committee.

                         REPORT OF THE AUDIT COMMITTEE

     In accordance with its written charter adopted by the Board of Directors ("Board"), the Audit Committee of the Board ("Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Fifth Third Bancorp ("Fifth Third"). During the current year, the Committee met three times, and the Committee chair, as representative of the Committee, discussed the interim financial information contained in each quarterly earnings announcement with the CFO, controller and independent auditors prior to public release.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Fifth Third's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed both with the independent and internal auditors their audit plans, audit scope and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed the audited financial statements of Fifth Third as of and for the year ended December 31, 2000, with management and the independent auditors. Management has the responsibility for the preparation of Fifth Third's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that Fifth Third's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors and the Board concurred in such recommendation.

Dennis J. Sullivan, Jr., Audit Committee Chairman
John F. Barrett, Audit Committee Member
Joan R. Herschede, Audit Committee Member
James D. Kiggen, Audit Committee Member


                         PRINCIPAL ACCOUNTING FIRM FEES



     The following table sets forth the aggregate fees billed to Fifth Third Bancorp for the fiscal year ended December 31, 2000 by the Company's principal accounting firm, Deloitte & Touche LLP:



Audit Fees..................................................  $  563,000
Financial Information Systems Design and Implementation
  Fees......................................................           0
All Other Fees..............................................     891,000(a)(b)
                                                              ----------
                                                              $1,454,000


---------------


(a)Includes fees for tax consulting, permitted internal audit outsourcing and other non-audit services.



(b)The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.


                              CERTAIN TRANSACTIONS

     Fifth Third Bancorp has engaged and intends to continue to engage in the lending of money through its subsidiary, Fifth Third Bank, to various of its Directors and corporations or other entities in which they may own a controlling interest. The loans to such persons (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than a normal risk of collectibility or did not present other unfavorable features. During 2000 insurance premiums, amounting to $1,076,329, at competitive rates, for various coverages for the Company were paid to the John J. & Thomas R. Schiff & Company, Inc., of which Mr. Schiff was Chairman until he retired in December, 1996. Mr. Schiff maintains a greater than ten percent ownership interest in that insurance agency.

                             FINANCIAL PERFORMANCE

TOTAL RETURN ANALYSIS

     The graphs below summarize the cumulative return experienced by the Company's stockholders over the years 1995 through 2000, and 1990 through 2000, respectively, compared to the S&P 500 Stock Index, the S&P Major Regional Banks and the NASDAQ Banks.

                     FIFTH THIRD BANCORP VS. MARKET INDICES
--------------------------------------------------------------------------------

5 YEAR RETURN

                                                                S&P MAJOR REGIONAL
                                            FIFTH THIRD               BANKS                 S&P 500              NASDAQ BANKS
                                            -----------         ------------------          -------              ------------
1995                                           100.00                 100.00                 100.00                 100.00
1996                                           131.00                 137.00                 123.00                 129.00
1997                                           259.00                 205.00                 164.00                 215.00
1998                                           343.00                 227.00                 211.00                 193.00
1999                                           358.00                 195.00                 255.00                 182.00
2000                                           444.00                 247.00                 232.00                 214.00

10 YEAR RETURN

                                                                S&P MAJOR REGIONAL
                                            FIFTH THIRD               BANKS                 S&P 500              NASDAQ BANKS
                                            -----------         ------------------          -------              ------------
1990                                           100.00                 100.00                 100.00                 100.00
1991                                           211.00                 179.00                 130.00                 138.00
1992                                           256.00                 227.00                 140.00                 209.00
1993                                           250.00                 241.00                 154.00                 270.00
1994                                           237.00                 228.00                 156.00                 273.00
1995                                           371.00                 358.00                 215.00                 396.00
1996                                           486.00                 489.00                 264.00                 500.00
1997                                           962.00                 736.00                 352.00                 817.00
1998                                          1274.00                 813.00                 453.00                 721.00
1999                                          1328.00                 697.00                 548.00                 663.00
2000                                          1646.00                 886.00                 498.00                 761.00

                      PROPOSAL TO AMEND ARTICLE FOURTH OF
                       AMENDED ARTICLES OF INCORPORATION

     The Board of Directors recommends approval of the amendment of Article Fourth of the Company's Amended Articles of Incorporation in the manner shown in Annex 2 hereto. The proposed Amendment to Article Fourth would change the number of authorized shares of the Company's Common Stock from six hundred fifty million (650,000,000) shares to one billion three hundred million (1,300,000,000) shares. This change would be effective upon the date of filing of the Amendment to the Amended Articles of Incorporation with the Secretary of State of the State of Ohio.

     The Company will issue a substantial portion of its current authorized but unissued shares of Common Stock in the merger with Old Kent Financial Corporation and its other pending acquisitions and programs. The Board of Directors believes that it is in the best interest of the Company and its Shareholders that the Company have a sufficient number of authorized but unissued shares available for possible use in future acquisition and expansion opportunities that may arise, for general corporate needs such as future stock dividends or stock splits, and for other proper purposes within the limitations of the law. Such shares would be available for issuance without further action by the Shareholders, except as otherwise limited by applicable law. Among other requirements, Ohio law provides that in connection with a merger or consolidation in certain circumstances, issuance of shares that constitute one-sixth or more of the Company's voting power in the election of directors would require further Shareholder approval. The current proposal does not constitute such approval, and the Company would seek special approval of any future merger that would be subject to this provision of Ohio law.

     If additional shares of Common Stock are issued by the Company, it may potentially have an anti-takeover effect by making it more difficult to obtain Shareholder approval of various actions, such as a merger or removal of management. Additionally, the issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share and on the equity and voting power of existing Shareholders. The terms of any Common Stock issuance which will be determined by the Company's Board of Directors, will depend upon the reason for issuance and will be dependent largely on market conditions and other factors existing at the time. The increase in authorized shares of Common Stock has not been proposed in connection with any anti-takeover related purpose and the Board of Directors and management have no knowledge of any current efforts by anyone to obtain control of the Company or to effect large accumulations of the Company's Common Stock.

     The resolutions attached to this Proxy Statement as Annex 2 will be submitted for adoption at the Annual Meeting. The affirmative vote of the holders of shares of the Common Stock of the Company entitling them to exercise two-thirds of the voting power of such shares is necessary to adopt the proposed amendment. Proxies will be voted in favor of the resolutions unless otherwise instructed by the Shareholder. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against the Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 650,000,000 SHARES TO 1,300,000,000 SHARES.

                     PROPOSAL TO AMEND CODE OF REGULATIONS

     The Board of Directors recommends approval of the amendment of Article II,
Section 11 of the Company's Code of Regulations, as amended, in the manner shown in Annex 3 hereto. The proposed amendment to Article II, Section 11 would allow proxies to be granted by electronic and telephonic means.

     This amendment will allow the Company's Shareholders to take advantage of a recent amendment to Ohio law. Article II, Section 11 of the Code currently permits a Shareholder to vote by proxy, if the proxy is "an instrument in writing subscribed by such stockholder." Ohio law was recently amended to expand the methods by which a shareholder may grant a proxy. Ohio law now permits a shareholder to grant a proxy by means of any "verifiable communication" authorized by the shareholder. Any transmission that creates a record capable of authentication that appears to have been transmitted by the shareholder granting a proxy is permitted as a "verifiable communication" and could include internet, e-mail and telephone, as well as traditional written proxies. The proposed amendment to the Code of Regulations would expressly authorize the Company's Shareholders to utilize the more modern forms of proxy voting now permitted by Ohio law.

     The resolution attached to this Proxy Statement as Annex 3 will be submitted for adoption at the Annual Meeting. The affirmative vote of the holders of shares of the Common Stock of the Company entitling them to exercise a majority of the voting power of such shares is necessary to adopt the proposed amendment. Proxies will be voted in favor of the resolution unless otherwise instructed by the Shareholder. Abstentions and shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against the amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT TO THE COMPANY'S CODE OF REGULATIONS TO ALLOW PROXIES TO BE GRANTED BY ELECTRONIC AND TELEPHONIC MEANS.

            PROPOSAL TO AMEND THE FIFTH THIRD BANCORP 1998 LONG-TERM
             INCENTIVE STOCK PLAN TO INCREASE THE NUMBER OF SHARES
                      OF COMMON STOCK ISSUABLE THEREUNDER


     The Board of Directors of the Company, at its meeting on January 16, 2001, approved an amendment to the Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan (the "Long Term Plan"). The Long-Term Plan permits a committee of the Company's Board of Directors to grant non-qualified stock options, incentive stock options, restricted stock, stock appreciation rights, performance units and performance shares to directors and key employees for the purchase of up to 22,733,020 shares of Common Stock. Approximately 2,300 employees of the Company and its subsidiaries are eligible to participate in the Long-Term Plan, including all of the executive officers of the Company.


     At January 1, 2001, there were 5,533,966 remaining shares of Common Stock available for issuance upon the grant of additional awards under the Long-Term Plan. The purpose of amending the Long-Term Plan is to increase the number of shares eligible for issuance thereunder by fifteen million (15,000,000) shares to an aggregate of thirty-seven million seven hundred thirty three thousand twenty (37,733,020) shares. The proposed amendment to the Long-Term Plan will not result in any new plan benefits to the Company's directors, executive officers or other employees, other than providing them with an opportunity to acquire additional stock-based incentive awards.


     The purpose of the Long-Term Plan is to promote the success of the Company and its subsidiaries by providing incentives to key employees and directors that link their compensation to the long-term financial success of the Company and its subsidiaries and to growth in Shareholder value. The Long-Term Plan is designed to provide flexibility to the Company and its Subsidiaries in their ability to motivate, attract and retain the services of key employees and directors upon whose judgment, interest and special effort the successful conduct of their operations is largely dependent. The Board of Directors believes that the Long-Term Plan accomplishes these results.



     The proposal to approve and adopt the proposed amendment to the Long-Term Plan is contained in the resolution attached to the Proxy Statement as Annex 4 and will be submitted to the Shareholders for adoption at the Annual Meeting. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to approve the amendment to the Long-Term Plan. Abstentions from voting on this particular proposal are treated as votes against, while shares not voted by brokers on any matters presented to Shareholders will have no effect on the adoption of this proposal. Such vote will also satisfy the Shareholder approval requirements of Section 422 of the Code with respect to the grant of Incentive Stock Options under the Long-Term Plan. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted FOR this proposal and the adoption of the amendment to the Long-Term Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT TO THE 1998 LONG-TERM INCENTIVE STOCK PLAN.

       PROPOSAL TO APPROVE THE STOCK OPTION GAIN DEFERRAL PLAN, INCLUDING THE ISSUANCE OF UP TO 1,000,000 SHARES OF COMMON STOCK THEREUNDER

     On December 19, 2000, the Board of Directors of the Company adopted the Stock Option Gain Deferral Plan, effective December 1, 2000. The Deferral Plan permits key management employees to defer delivery and receipt of common stock issued under the Company's stock option plans.


     The Deferral Plan authorizes the issuance of up to 1,000,000 shares of the Company's Common Stock pursuant to the dividend reinvestment feature of the Deferral Plan. Ohio law does not require Fifth Third's Shareholders to approve the Deferral Plan or the issuance of Common Stock pursuant to the dividend reinvestment feature of the Deferral Plan. However, the Nasdaq Stock Market rules to which Fifth Third is subject require shareholder approval in connection with the establishment of a stock option or purchase plan or other arrangement pursuant to which stock may be acquired by officers or directors if the number of shares which may be issued exceeds the lesser of 1% of the number of shares of common stock, 1% of the voting power outstanding or 25,000 shares.


     Set forth below is a summary of certain important features of the Deferral Plan, which summary is qualified in its entirety by reference to the actual plan attached as Annex 5 to this proxy statement. All capitalized terms which are not defined herein are defined in the Deferral Plan.

     Purpose. The purpose of the Deferral Plan is to increase ownership of the Company's Common Stock and the accumulation of resources to supplement the participants' retirement income. Under the Deferral Plan, participants may defer delivery and receipt of the net shares of Company common stock resulting from a participant's stock-for-stock exercise of nonqualified stock options issued under the Company's stock plans. The Deferral Plan is an unfunded deferred compensation arrangement maintained by the Company for a select group of management or highly compensated employees of the Company and its affiliates.

     Issuance of Shares. Participants elect to defer delivery and receipt of "net shares" (those shares to be received on exercise minus the shares used to pay the exercise price and any tax withholding) that result from exercise of a stock option. This election must be made at least six (6) months in advance of a participant's exercise of a stock option. Once made, a participant may not revoke the election after it is received by the Company.

     The exercise price of a stock option is paid by the participant by tendering shares of Common Stock (which the participant has held for at least six months prior to the exercise of the stock option) that have an aggregate fair market value at the time of exercise equal to the exercise price. The participant is then issued shares of Common Stock equal to the number of shares tendered and, for each net share deferred by the participant, a stock unit is credited to the participant's deferred stock unit account as of the date of exercise of the stock option.

     On each dividend payment date, the Company credits each participant's deferred stock unit account with an amount equivalent to the dividends paid by the Company on the number of shares of Common Stock equal to the number of stock units in the participant's deferred stock unit account. The dividend equivalent amounts credited to each participant's deferred stock unit account are reinvested in additional stock units at a price equal to the fair market value of the Common Stock on the dividend payment date.

     Number of Shares. The shares of Common Stock received by the participants as a result of their option exercises are issued pursuant to the particular stock plan from which their option was initially granted. These stock plans and the issuance of shares under them have been previously approved by shareholders. The only shares of Common Stock which will be issued under the Deferral Plan will be the shares purchased as a result of dividend reinvestments under the Deferral Plan. Because the number of stock units which will be eligible to receive dividend reinvestments is dependent on the number of shares deferred under the Deferral Plan, the amount of any dividends declared by Fifth Third and the length of time these shares accrue dividends, the number of shares of Common Stock that may be issued under the dividend reinvestment feature of the Deferral Plan cannot be determined at this time. The Deferral Plan provides that up to 1,000,000 shares of Common Stock may be issued upon the reinvestment of dividends, and Fifth Third is seeking the approval of its Shareholders for the issuance of that number of shares under the Deferral Plan.



     Administration. The Deferral Plan is administered by a committee (the "Committee") of the Board of Directors which may be either the Company's Compensation and Stock Option Committee or such other committee as is designated by the Board of Directors or the Compensation and Stock Option Committee. Currently, the Committee is the Compensation and Stock Option Committee, as discussed under the caption "Board of Directors, its Committees, Meetings and Functions" on page 7 of this proxy statement. Among other things, the Committee has the authority to select the employees that will be eligible to participate in the Deferral Plan. The Committee also has the authority to construe and interpret the plan and establish, amend or waive rules and regulations for its administration. All decisions made by the Committee are final and binding.


     Eligibility. Eligible participants in the Deferral Plan are employees of the Company or any subsidiary who are a Bank President or Bank Executive Vice President, a Senior Vice President of Fifth Third Bank, or any other member of a select group of management or highly compensated employees of the Company or any subsidiary designated by the Committee.

     Status of Deferred Stock Unit Accounts. All stock units credited to a participant's deferred stock unit account remain assets of the Company and are subject to the claims of the general creditors of the Company.

     Distribution of Shares. A participant may elect to have the shares of Common Stock represented by the participant's deferred stock unit account paid (or commence to be paid) as of the first business day of June of the plan year immediately following the plan year in which the participant's service with the Company terminates, or the first business day of June of any subsequent year, but not later than the first business day of June of the fifth plan year following the plan year in which the termination occurs. A participant may elect to have these shares of Common Stock paid in a single distribution of Common Stock or in distributions of Common Stock in annual installments of not more than 10 years.

     If installment payments are in effect, the participant's deferred stock unit account will continue to be credited with dividend equivalents until fully paid.

     If, however, the aggregate fair market value of a participant's stock units does not exceed $15,000 (or such other de minimis amount as the Committee determines), the Committee, in its discretion, may cause an installment payment election by a participant to be disregarded. In such a case, the deferred stock unit account will be paid in a single distribution of Common Stock.


     Participants may make or change elections with respect to the commencement date and form of distributions at any time. Payment will be made in accordance with an election only if the participant terminates service with the Company at least two (2) years following the date of the election. Otherwise, the payment will be made in accordance with the election in effect immediately prior to the changed election. If a participant has no election concerning the commencement date of benefits in effect at the time he terminates service with the Company, payment will be made (or commence) as of the first business day of June of the Plan Year immediately following the Plan Year in which the termination of service occurs. If a participant has no election concerning the form of benefit payment in effect at the time he terminates service with the Company, payment will be made in a single distribution of Common Stock.


     If a participant dies before commencing payment of the participant's deferred stock unit account, then the participant's deferred stock unit account will be paid to the participant's designated beneficiary in a single distribution of Common Stock as soon as reasonably possible after the Committee is notified of the participant's death. If the participant has already commenced receiving installment payments, the installment payments will continue to be paid to the participant's designated beneficiary.

     Consolidation or Merger. In the event that the Company merges or is consolidated into or with any other entity, or in the event that substantially all of the assets of the Company are sold or otherwise transferred to another entity, the provisions of the Deferral Plan will be binding on the entity resulting from such merger or consolidation or the entity to which the assets have been sold.

     Limits on Transferability. Except as required by law, no rights of a participant or designated beneficiary to receive payments under the Deferral Plan are subject to transfer, anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law.

     Amendment and Discontinuance. The Deferral Plan may be amended, altered or discontinued by a majority of the Committee.

     Federal Income Tax Consequences. The following discussion is intended only as a brief discussion of the federal income tax rules relevant to the deferral of the delivery and receipt of shares upon the exercise of a stock option and the acquisition of additional stock units through dividend reinvestment. The laws governing the tax aspects of awards are highly technical and such laws are subject to change.

     Under current tax law, amounts properly deferred under the Deferral Plan and the earnings credited to such amounts (such as dividends) are not taxable (except for FICA taxation, as required) as income until they are distributed to the Participants. Under current tax law, distributions from the Deferral Plan will be taxed as ordinary income in the year in which they are received.

     New Plan Benefits. It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any persons or group of persons under the Deferral Plan if the proposal is adopted. Such determinations are subject to the discretion of the Committee and the elections of the eligible participants.

     Vote Required. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to approve the proposal to approve the Deferral Plan, including the issuance of 1,000,000 shares of Common Stock pursuant to the dividend reinvestment feature of the Deferral Plan. Abstentions from voting on this particular proposal are treated as votes against, while shares not voted by brokers on any matters presented to shareholders will have no effect on the adoption of this proposal. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted FOR this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE STOCK OPTION GAIN DEFERRAL PLAN, INCLUDING THE ISSUANCE OF UP TO 1,000,000 SHARES OF COMMON STOCK THEREUNDER

       PROPOSAL TO APPROVE THE FIFTH THIRD BANCORP NONQUALIFIED DEFERRED COMPENSATION PLAN, INCLUDING THE ISSUANCE OF UP TO 1,000,000 SHARES OF
                            COMMON STOCK THEREUNDER

     The Board of Directors of the Company has adopted the amended and restated Fifth Third Bancorp Nonqualified Deferred Compensation Plan. The Deferred Compensation Plan permits participants to defer eligible compensation on the date or dates selected by the participant or on such other date or dates specified in the Deferred Compensation Plan. The Deferred Compensation Plan is being submitted to the Company's shareholders for approval in order to comply with the requirements of the Nasdaq Stock Market regarding the issuance of up to 1,000,000 shares of Company Common Stock under the plan.

     Set forth below is a summary of certain important features of the Deferred Compensation Plan, which summary is qualified in its entirety by reference to the actual plan, attached as Annex 6 to this proxy statement.


     Purpose. The purpose of the Deferred Compensation Plan is to assist the Company in retaining key employees, encouraging their long-term commitment to the Company's success, and attracting key employees by offering them an opportunity to defer compensation and to participate in the success of the Company, and in the increase in the value of the Company. The Deferred Compensation Plan is a non-qualified deferred compensation plan which is not subject to the qualification requirements of Section 401(a) of the Code and which allows participants to defer compensation until a future date.


     Administration. The Fifth Third Bank Pension and Profit Sharing Committee is the administrator of the Deferred Compensation Plan. The committee has the authority and power to establish and revise rules, procedures and regulations relating to the Deferred Compensation Plan, determine the conditions subject to which any plan benefits may be payable, resolve all questions concerning the status and rights of participants under the plan, including eligibility for benefits, interpret and construe provisions of the plan and make any other determinations which the committee believes are necessary or advisable for the administration of the plan.

     Eligibility. Only certain management level and highly compensated employees of the Company and participating affiliates who are compensated at or above a specified pay grade are eligible to participate in the Deferred Compensation Plan, subject to approval of the committee. Currently, there are approximately 690 employees who are eligible to participate in the plan. In addition, the committee may also designate other management level or highly compensated employees to participate in the Deferred Compensation Plan.

     Plan Benefits and Certain Terms and Conditions. Participation in the plan is voluntary. Under the plan, a participant may elect to defer receipt of part or all of his or her eligible compensation. The deferral elections for each plan year must be made before the first payday in that year. The Deferred Compensation Plan is an unfunded, "book-entry" plan and the benefits payable under the plan are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the plan. The deferred compensation obligations rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     Eligible compensation deferred by participants who were employed by the Company and participating affiliates on or after September 1, 1999 is credited with earnings and investment gains and losses based on hypothetical investments in Company Common Stock. Investments in a participant's Common Stock account are designated in units and no shares of Common Stock will be issued until the participant receives a distribution from the Plan. Amounts deferred are not actually invested in the investment options available under the Deferred Compensation Plan. Rather, a grantor trust (commonly known as a "Rabbi Trust"), which has been created in connection with the Deferred Compensation Plan, will hold plan assets.

     The Company may make an additional contribution in an amount determined by the Company for each individual to a Company matching stock account for the participant at the time of such allocation. The Deferred Compensation Plan provides that the Company may credit a participant's Company Common Stock Account with additional amounts, at its sole discretion. Participants are 100% vested at all times in the amounts credited to their accounts under the plan. In addition, participants are credited with dividends on such units of Common Stock which dividends are deemed to be reinvested in additional shares of Common Stock.


     The amounts of benefits payable in the future under the plan are not determinable because such benefits depend upon the amount of compensation each participating employee elects to defer and the percentage of compensation that the Company, at its sole discretion, may determine to credit to the accounts of the participants. Subject to Shareholder approval and applicable securities laws requirements, amounts in participants' Company Common Stock Accounts, including amounts deemed received upon reinvestment of dividends will be distributed in shares of Common Stock. A total of 1,000,000 shares has been reserved under the Deferred Compensation Plan for distribution, subject to adjustment in the event of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change. Amounts in participants' other accounts will be paid in cash upon distribution.


     A participant's rights to receive payments of deferred compensation may not be sold, assigned, transferred, pledged, garnished or encumbered.

     Duration and Amendment. The Company reserves the right to amend, alter or wholly revise the Deferred Compensation Plan at any time, including the right to completely terminate the plan and distribute the benefits payable under the plan to the participants in the plan. No amendment will reduce the benefits credited to any participant's account as of the date of such amendment.


     Vote Required. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to approve the proposal to approve the Deferred Compensation Plan, including the issuance of 1,000,000 shares of Common Stock pursuant to the Deferred Compensation Plan. Abstentions from voting on this particular proposal are treated as votes against, while shares not voted by brokers on any matters presented to Shareholders will have no effect on the adoption of this proposal. Proxies received by the Company and not revoked prior to or at the Annual Meeting will be voted FOR this proposal.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FIFTH THIRD BANCORP NONQUALIFIED DEFERRED COMPENSATION PLAN, INCLUDING THE ISSUANCE OF UP TO 1,000,000 SHARES OF COMMON STOCK THEREUNDER

                                    AUDITORS


     The Board of Directors proposes and recommends that the Shareholders approve the selection by the Board of the firm of Deloitte & Touche LLP to serve as independent auditors for the Company for the year 2001. The firm has served as independent auditors for Fifth Third Bank since 1970 and the Company since 1975. Representatives of Deloitte & Touche LLP will be present at the Shareholders' Meeting to make such comments as they desire and to respond to questions from Shareholders of the Company. Action by the Shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board of Directors in order to give the Shareholders the final choice in the designation of auditors. If the resolution approving Deloitte & Touche LLP as the Company's independent auditors is rejected by the Shareholders then the Board of Directors will reconsider its choice of independent auditors. Proxies in the form solicited hereby which are returned to the Company will be voted in favor of the resolution unless otherwise instructed by the Shareholders. Abstentions will have the same effect as votes cast against the resolution, provided such shares are properly present at the meeting in person or by proxy, and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have no effect on the outcome. The Board of Directors recommends the adoption of the resolution.


                           2002 SHAREHOLDER PROPOSALS

     In order for Shareholder proposals for the 2002 Annual Meeting of Shareholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Cincinnati, Ohio, prior to October 12, 2001. Any Shareholder who intends to propose any other matter to be acted upon at the 2002 Annual Meeting of Shareholders must inform the Company no later than December 26, 2001. If notice is not provided by that date, the persons named in the Company's proxy for the 2001 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2002 Annual Meeting.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented to the Meeting and does not intend to bring other matters before the Meeting. However, if any other matters properly come before the Meeting, it is intended that the persons named in the accompanying Proxy will vote thereon according to their best judgment and interest of the Company. No Shareholder has informed the Company of any intention to propose any other matter to be acted upon at the Meeting. Accordingly, the persons named in the accompanying Proxy are allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in this Proxy Statement.

                                          By order of the Board of Directors
                                          MICHAEL K. KEATING
                                          Secretary


               [Remainder of this page intentionally left blank]

                                                                         ANNEX 1

                      FIFTH THIRD BANCORP AND SUBSIDIARIES
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                    STATEMENT OF DUTIES AND RESPONSIBILITIES

DUTIES


     The audit committee of the board of directors (the "audit committee") for Fifth Third Bancorp and Subsidiaries (the "Bancorp") assists the board of directors in providing oversight of Bancorp management's financial reporting and the internal and external audit functions. The audit committee also reviews the Bancorp's process of assessing the effectiveness of internal controls and their effect on financial reporting and the program that management has established to monitor compliance with policies and procedures. Within this broad scope, the audit committee reviews management's evaluation of factors related to independence of and engagement and interaction with the independent auditor. Members of the Bancorp audit committee may serve on the audit committee of any affiliate institution if they are otherwise independent of management of the affiliate.


RESPONSIBILITIES

     Audit Committee Composition. The audit committee should consist of not fewer than three (3) independent directors. Each member should meet the independence requirements for serving on audit committees as set forth in the corporate governance standards of the NASDAQ. No member should be a large customer as defined by the FDIC Improvement Act. At least two (2) members of the audit committee should have banking or related financial management expertise as defined by the FDIC Improvement Act. These factors should be evaluated annually.

     Meetings. The audit committee should meet on a regular basis and special meetings should be called as circumstances require. The audit committee should meet privately with the internal auditor and the independent auditor at least once during each year. Minutes and other relevant records of meetings and decisions should be maintained.

     External Auditor. The audit committee should recommend the appointment and/or discharge of the Bancorp's external auditor. The committee should also evaluate the external auditor's independence, along with the proposed terms of its engagement.

     Audit Plans. The audit committee should review the annual audit plans of the internal audit division and the external auditor, including the degree of coordination of the respective plans. The audit committee should inquire as to the extent to which the planned audit scope can be relied upon to detect material misstatements in the financial statements and other public disclosures, weaknesses in internal controls and fraud. Additionally, inquiry should be made regarding audit plans regarding electronic data processing and controls to ensure that such plans address the related impact on financial risk and internal controls.

     External Audit Results. The audit committee should review the quarterly and annual financial statement audit results of the Bancorp. The committee should also review with management and the external auditor their assessment of the quality of the Bancorp's accounting principles, the adequacy of internal controls and the resolution of identified material weaknesses and reportable conditions in internal controls. The committee should also review compliance with laws and regulations and other audit reports deemed significant by the committee. Based on this review, the committee shall make its recommendation to the board as to the inclusion of the audited financial statements in the annual report on Form 10-K.

     Annual Report Disclosure. The audit committee should report audit activities to the board and issue an annual report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders. In addition, the audit committee should approve the committee charter annually with a copy filed with the SEC every three (3) years.

     Communication. It is the external auditor's responsibility, as required by generally accepted auditing standards, to make certain communications to the audit committee on an annual basis. Such matters include the external auditor's responsibility under generally accepted auditing standards, changes in significant accounting principles, significant audit adjustments, any disagreements with management, difficulties encountered during the audit, consequential illegal acts or irregularities, major issues discussed with management prior to retention of the external auditors as auditors of the Bancorp, or instances of management consultation with other accountants regarding significant accounting or auditing matters.

     Internal Audit. The audit committee should review the report of internal audit division activities including the opinion of the internal audit director regarding the adequacy of the internal control structure. The committee should also review the appointment and replacement of the senior internal auditing executive.

     New Accounting Pronouncements. Changes in accounting standards that have a material effect on the financial statements and new or changing regulations which will affect compliance issues or the approach taken towards evaluating the internal control structure should be explained to the audit committee by financial management or the external auditor.

     Legal Counsel. The audit committee should meet regularly with the Bancorp's general counsel, and outside counsel when appropriate, to discuss legal matters that have a significant impact on the Bancorp's financial statements. An assessment of legal liability should be reviewed including establishment of any appropriate reserves until the matter is adjudicated. The audit committee may retain counsel at its discretion without prior permission of the board of directors or its management at the expense of the Bancorp.

     Areas Requiring Special Attention. The audit committee may request detailed reports from management, the external auditor, or the internal auditor related to significant matters affecting the financial reporting process, internal controls, or other areas of special interest.

New or amended language is indicated by underlining

                                                                         ANNEX 2

                      PROPOSED AMENDMENT TO ARTICLE FOURTH
                      OF AMENDED ARTICLES OF INCORPORATION

RESOLVED, That Paragraphs (A) and (A)(1) of Article Fourth of the Amended Articles of Incorporation, as amended, of Fifth Third Bancorp be, and they hereby are, amended in their entirety to read as follows:

     "FOURTH: (A) The total authorized number of shares of the corporation is One Billion Three Hundred Million Five Hundred Thousand (1,300,500,000) shares, which shall be classified as follows:

        (1) One Billion Three Hundred Million (1,300,000,000) shares of common stock without par value. Each share of the common stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release, or other action, subject to the provisions of the law with respect to cumulative voting."

RESOLVED, FURTHER, That the proper officers of the Company be and hereby are authorized and directed to take all actions, execute all instruments, and make all payments which are necessary or desirable, in their discretion, to make effective the foregoing amendment to the Amended Articles of Incorporation of the Company, as amended, including, without limitation, filing a certificate of such amendment with the Secretary of State of Ohio.

New or amended language is indicated by underlining

                                                                         ANNEX 3

                   PROPOSED AMENDMENT TO CODE OF REGULATIONS

RESOLVED, that Article II, Section 11 of the Code of Regulations of the Corporation, as amended, be amended and replaced in its entirety with the following (the "Amendment"):

"Section 11. VOTE OF STOCKHOLDERS. Except as otherwise permitted by law or by the Articles of Incorporation all action by stockholders shall be taken at a stockholders' meeting. Every stockholder of record. as determined pursuant to
Section 8 of this Article II and who is entitled to vote, shall be entitled at every meeting of the stockholders to one vote for every share of stock standing in his name on the books of the Corporation. Every stockholder entitled to vote shall have the right to vote in person or by proxy duly appointed by an instrument in writing subscribed by such stockholder or a verifiable communication authorized by such stockholder and executed or authorized not more than eleven (11) months prior to the meeting, unless the instrument or verifiable communication provides for a longer period. Any transmission that creates a record capable of authentication, including, but not limited to, a telegram, a cablegram, electronic mail, or an electronic, telephonic, or other transmission, that appears to have been transmitted by a stockholder entitled to vote, and that appoints a proxy is a sufficient verifiable communication to appoint a proxy. A photographic, photostatic, facsimile transmission, or equivalent reproduction of a writing that is signed by a stockholder entitled to vote and that appoints a proxy is a sufficient writing to appoint a proxy. Except as otherwise provided by law or by the Articles of Incorporation, no vote on any question upon which a vote of the stockholders may be taken need be by ballot unless the chairman of the meeting shall determine that it shall be by ballot or the holders of a majority of the shares of stock present in person or by proxy and entitled to participate in such vote shall so demand. In a vote by ballot each ballot shall state the number of shares voted and name of the stockholder or proxy voting. All elections of directors shall be by a plurality vote unless notice demanding cumulative voting has been presented to the Corporation as provided in Section 1701.55 of the Ohio Revised Code and in such event the Directors shall be elected by cumulative voting as provided in such section, and, except as otherwise provided by law, by the Articles of Incorporation or by Section 14 of Article III hereof, all other elections and all questions shall be decided by the vote of the holders of a majority of the shares of stock present in person or by proxy at the meeting and entitled to vote in the election or on the question."

                                                                         ANNEX 4

                   PROPOSED AMENDMENT TO FIFTH THIRD BANCORP
                      1998 LONG-TERM INCENTIVE STOCK PLAN

RESOLVED, that the Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan (the "1998 Plan") be amended to increase the number of shares of Common Stock which may be delivered under the 1998 Plan from twenty-two million seven hundred thirty three thousand twenty (22,733,020) shares to thirty seven million seven hundred thirty three thousand twenty (37,733,020) shares by amending Section 4.1 of the 1998 Plan in its entirety and replacing it with the following (the "1998 Plan Amendment"):

     "4.1. Number of Shares. Subject to adjustment as provided in Section 4.3 herein, the aggregate number of Shares that may be delivered under the Plan at any time shall not exceed thirty seven million seven hundred thirty three thousand twenty (37,733,020) Shares of common stock of the Company. Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares. The exercise of a Stock Appreciation Right and the payment of Performance Shares or Performance Units shall not be deemed to constitute an issuance of Stock under the Plan unless payment is made in Stock, in which case only the number of Shares issued in payment of the Stock Appreciation Right, Performance Share or Performance Unit Award shall constitute an issuance of Stock under the Plan."

                                                                         ANNEX 5

                              FIFTH THIRD BANCORP
                        STOCK OPTION GAIN DEFERRAL PLAN

                       (EFFECTIVE AS OF DECEMBER 1, 2000)

                                  INTRODUCTION

     Fifth Third Bancorp (the "Company") hereby adopts the Fifth Third Bancorp Stock Option Gain Deferral Plan (the "Plan"), effective as of December 1, 2000. The purpose of the Plan is to increase ownership of Company stock and the accumulation of resources to supplement Plan participants' retirement income. Under the Plan, participants may defer delivery and receipt of the net shares of Company common stock resulting from a participant's stock-for-stock exercise of nonqualified stock options issued under the Company's stock plans. The Plan is an unfunded deferred compensation arrangement maintained by the Company for a select group of management or highly compensated employees of the Company and its affiliates.

                            ARTICLE I -- DEFINITIONS

     1.1 "Beneficiary" shall mean the person or persons entitled to receive the distributions, if any, payable under the Plan upon or after a Participant's death, to such person or persons as such Participant's Beneficiary. Each Participant may designate a Beneficiary by filing the proper form with the Company. A Participant may designate one or more contingent Beneficiaries to receive any distributions after the death of a prior Beneficiary. A designation shall be effective upon said filing, provided that it is so filed according to procedures adopted by the Committee and during such Participant's lifetime, and may be changed from time to time by the Participant.

     1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended at the particular time applicable.

     1.3 "Committee" shall mean the Fifth Third Bancorp Compensation and Stock Option Committee or such other committee designated by the Board of Directors of the Company or by the Fifth Third Bancorp Compensation and Stock Option Committee which is responsible for the administration of this Plan in accordance with its provisions as set forth in this document.

     1.4 "Company" shall mean Fifth Third Bancorp, and any successor thereto, including any successor to substantially all of its assets.

     1.5 "Deferred Stock Unit Account" shall mean the account established for each Participant pursuant to Section 3.1 by the Company as a book reserve to reflect the Stock Units to be credited thereto in accordance with Sections 3.2 and 3.3.

     1.6 "Effective Date" shall mean December 1, 2000.

     1.7 "Employer" shall mean the Company, any subsidiary of the Company, or any successor or assignee of any of them.

     1.8 "Executive" shall mean any employee of an Employer who is an affiliate bank President, an affiliate bank Executive Vice President, a Senior Vice President of Fifth Third Bank (Cincinnati), or any other member of a select group of management or highly compensated employees of the Employer so designated by the Committee.

     1.9 "Fair Market Value" shall mean the closing price of a share of Stock as reported by the National Market System or any national securities exchange which may then be the primary trading market for the Stock on a particular date. In the event that there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

     1.10 "Net Shares" shall mean the difference between (a) the number of shares of Stock subject to a Participant's Stock Option exercise and (b) the number of shares of Stock delivered by the Participant in payment of the Stock Option exercise price in accordance with Section 2.4, less any shares of Stock referenced in (a) above withheld in accordance with the Stock Plans to satisfy FICA, Medicare or any other taxes due upon the exercise of such Stock Option.

     1.11 "Participant" shall mean any Executive who elects to participate in the Plan under Article II, or a person who had a Deferred Stock Unit Account at the time of his death or termination of service and who retains, or whose Beneficiary retains, a benefit under the Plan which has not been distributed.

     1.12 "Plan" shall mean the Fifth Third Bancorp Stock Option Gain Deferral Plan as set forth in this instrument, and as may be amended thereafter.

     1.13 "Plan Year" shall mean the calendar year.

     1.14 "Stock" shall mean the common stock of Fifth Third Bancorp.

     1.15 "Stock Option" shall mean the right to purchase Stock at a stated price for a specified period of time which is granted by the Company to an Executive under the Stock Plans and which is a nonqualified stock option (including a qualified stock option that may be converted to a nonqualified stock option) under the Code and the Stock Plans.

     1.16 "Stock Plans" shall mean the Fifth Third Bancorp Amended 1990 Stock Option Plan (as of March 18, 1997), the Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan (effective March 17, 1998), any plan of a corporation acquired by an Employer pursuant to which there are outstanding nonqualified stock options held by Executives, and any other similar or successor plan established by the Company under which Executives may be granted Stock Options.

     1.17 "Stock Unit" shall mean each Net Share that is subject to a Participant's deferral election in accordance with Section 2.2.

               ARTICLE II -- STOCK OPTION GAIN DEFERRAL ELECTIONS

     2.1 General. This Plan governs the deferral of the delivery and receipt of Net Shares issuable upon the exercise of Stock Options. The Stock Options themselves are governed by the terms of the Stock Plans under which they are granted. No Stock Options or shares of Stock are authorized to be issued under this Plan except for stock to be issued under Section 4.1 with respect to Stock Units allocated to a Participant's Deferred Stock Unit Account under Section 3.3 to reflect reinvestment of dividend equivalents. Subject to adjustment as provided in Section 3.4, the aggregate number of shares of Stock that may be delivered under this Plan in connection with such dividend reinvestments at any time shall not exceed one million shares of Stock. Participants who elect to defer the delivery and receipt of Net Shares issuable upon the exercise of Stock Options under Section 2.2 shall have no rights as shareholders of the Company with respect to allocations made to their Deferred Stock Unit Accounts under
Section 3.2, except for the right to receive dividend equivalent allocations under Section 3.3.

     2.2 Election Procedures. An Executive, in accordance with the terms and conditions of this Plan, may elect to defer delivery and receipt of Net Shares that may result from his exercise of a Stock Option held by the Executive. Such election must be in writing, on a form provided by the Committee, and delivered to the Committee prior to the calendar year in which he exercises such Stock Option and at least six (6) months in advance of such exercise. Such exercise must be effected, in accordance with the applicable Stock Plan, by delivery prior to the expiration of the Stock Option, of personally-owned shares of Stock equal in value to the Stock Option exercise price on the date of the exercise (as more fully described in Section 2.4). If a Participant dies prior to exercising any Stock Option with respect to which he has made a deferral election, then the deferral election shall not become effective. Deferral elections under this Section 2.2 shall be subject to such other rules and procedures as may be developed by the Committee from time to time.

     2.3 Elections Not Revocable. A Participant may not revoke a deferral election under Section 2.2 after it is received by the Company.

     2.4 Stock-for-Stock Exercise. Upon exercise of a Stock Option with respect to which a Participant has completed a deferral election under Section 2.2, the Stock Option exercise price shall be payable to the Company in full solely by tendering shares of Stock which the Participant has personally held for at least six (6) months prior to the exercise of the Stock Option, having an aggregate Fair Market Value at the time of exercise equal to the exercise price (including, for this purpose, Stock deemed tendered by attestation of ownership). Such shares tendered or deemed tendered may not be used by the Participant for a subsequent exercise of any other Stock Option to which a deferral election relates until such shares have been held by the Participant for at least an additional six (6) months.

                  ARTICLE III -- DEFERRED STOCK UNIT ACCOUNTS

     3.1 Establishment and Maintenance of Accounts. The Company shall establish and maintain a Deferred Stock Unit Account for each Participant. All Stock Units credited to a Participant's Stock Unit Account under Sections 3.2 and 3.3 shall remain assets of the Company subject to the claims of the general creditors of the Employer. To the extent that any Participant or Beneficiary acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

     3.2 Allocation of Deferred Net Shares. For each Net Share deferred by a Participant pursuant to a valid election under Section 2.1, a Stock Unit shall be credited to the Participant's Deferred Stock Unit Account as of the date of exercise of the Stock Option covered by such election.

     3.3 Allocation of Dividend Equivalents. As of each dividend payment date with respect to shares of Stock, the Company shall credit each Participant's Deferred Stock Unit Account with an amount equivalent to the dividends paid by the Company on the number of shares of Stock equal to the number of Stock Units in the Participant's Deferred Stock Unit Account. Such dividend equivalent amounts credited to each Participant's Deferred Stock Unit Account shall be reinvested in additional Stock Units at a price equal to the Fair Market Value on such dividend payment date. Notwithstanding the foregoing, the Committee may, in its sole discretion, direct that all or any portion of such dividend equivalents not be reinvested in additional Stock Units, but be reinvested on a phantom basis in other investment vehicles according to rules and procedures that may be established by the Committee.

     3.4 Adjustments. In the event that the Committee determines that any dividend or other distribution with respect to shares of Stock (whether in the form of cash, stock, securities of a subsidiary of the Company, other securities or other property), any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of stock or other securities of the Company, issuance of warrants or other rights to purchase stock or other securities of the Company, or any other similar corporate transaction or event affects the Stock such that an adjustment to the Participants' allocations to their Deferred Stock Unit Accounts is appropriate to prevent reduction or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in its sole discretion and in such manner as it may deem equitable, adjust the Stock Units allocated to Participants' Deferred Stock Unit Accounts.

                     ARTICLE IV -- PAYMENT OF PLAN BENEFITS

     4.1 Timing and Form of Distributions. In accordance with the election procedures in Section 4.2, a Participant may elect (referred to as the "Timing Election") to have the amounts represented by the Participant's Deferred Stock Unit Account paid (or commence to be paid) as of the first business day of June of the Plan Year immediately following the Plan Year in which the Participant's service with all Employers terminates, or the first business day of June of any subsequent year, but not later than the first business day of June of the fifth Plan Year following the Plan Year in which such termination occurs. In accordance with the election procedures in Section 4.2, a Participant may elect (referred to as the "Form Election") to have such amounts paid in one of the following forms:

          (a) single in-kind distribution of Stock; or

          (b) distributions of Stock in annual installments to last not more than 10 years.

          If installment payments are in effect, the Participant's Deferred Stock Unit Account shall continue to be credited with dividend equivalents under Section 3.3 until fully paid.

     Notwithstanding the foregoing, in the event the aggregate Fair Market Value of Stock Units credited to a Participant's Deferred Stock Unit Account does not exceed $15,000 (or such other de minimis amount as the Committee determines), the Committee, in its discretion, may cause an installment payment Form Election by a Participant to be disregarded. In such a case, the Deferred Stock Unit Account (or remaining balance thereof) shall be paid in a single in-kind distribution of Stock.

     4.2 Election Procedures.

          (a) A Participant may make his first Timing Election and Form Election at or before the time the Participant makes his first deferral election under Article II. Any such election shall be effective immediately.

          (b) Participants may make or change a Timing Election or Form Election at any time. Except as provided in Section 4.2(a), payment shall be made in accordance with any such election only if the Participant terminates service with all Employers no sooner than one (1) year following the date of the election. Otherwise, the payment shall be made in accordance with such election (if any) in effect immediately prior to the changed election.

          (c) If a Participant has no Timing Election in effect at the time he terminates service with all Employers, payment shall be made (or commence) as of the first business day of June of the Plan Year immediately following the Plan Year in which the termination of service occurs. If a Participant has no Form Election in effect at the time he terminates service with all Employers, payment shall be made in a single in-kind distribution of Stock.

          (d) Elections shall be made in writing on a form provided by the Committee and shall be made in accordance with the rules and procedures established by the Committee.

     4.3 Facility of Payment. In the discretion of the Committee, any distribution may be made by transferring a Participant's shares to a brokerage account in the Participant's name. The Participant (or Beneficiary) shall be required to execute any and all documents and take such other actions as the Committee may direct in order to facilitate any distribution of shares of Stock.

                               ARTICLE V -- DEATH

     5.1 Payment of Plan Benefits. If a Participant dies before the commencement of payment of the amounts represented by the Participant's Deferred Stock Unit Account, then the Participant's Deferred Stock Unit Account shall be paid to the Participant's Beneficiary in a single in-kind distribution of Stock as soon as reasonably possible after the Committee is notified of the Participant's death. If the Participant has already commenced receiving the amounts represented by the Participant's Deferred Stock Unit Account in the installment payment form, the installment payments shall continue to be paid to the Participant's Beneficiary.

                      ARTICLE VI -- ADMINISTRATION OF PLAN

     6.1 General Administration. The Committee shall be responsible for the general administration of the Plan and for carrying out its provisions. The Committee shall have full power and authority to interpret, construe and administer the Plan.

     6.2 General Powers. The Committee shall have the following rights, powers and duties:

          (a) The decision of the Committee in matters within its jurisdiction shall be final, binding and conclusive upon each Employer and upon any other person affected by such decision.

          (b) The Committee shall have the duty and authority to interpret and construe the provisions of the Plan, to decide any question which may arise regarding the rights of Executives, Participants and Beneficiaries, and the amounts of their respective interests, to adopt such rules and to exercise such powers as the Committee may deem necessary for the administration of the Plan, and to exercise any other rights, powers or privileges granted to the Committee by the terms of the Plan.

          (c) The Committee shall maintain full and complete records of its decisions. Its records shall contain all relevant data pertaining to the Participant and his rights and duties under the Plan. The Committee shall have the duty to maintain Deferred Stock Unit Account records of all Participants.

          (d) The Committee shall cause the principal provisions of the Plan to be communicated to the Participants, and a copy of the Plan and other documents shall be available at the principal office of the Company for inspection by the Participants at reasonable times determined by the Company.

                    ARTICLE VII -- AMENDMENT OR TERMINATION

     7.1 Amendment. Any amendment of the Plan shall be by action of the Committee. Any amendment must be approved by a majority of the members of the Committee as constituted at the time of adoption of the amendment. Any amendment may be given retroactive effect as determined by the Committee. An amendment may be evidenced in such manner as the Committee shall determine. If the amendment is approved by the Committee, such evidence may include (but shall not be limited to) a written resolution signed by a majority of the members of the Committee or minutes of a meeting of the Committee reflecting approval by a majority of the members.

     7.2 Termination. Any termination of the Plan shall be by action of the Committee. Any termination must be approved by a majority of the members of the Committee as constituted at the time of adoption of the termination, and any such termination may be given retroactive effect as determined by the Committee. A termination may be evidenced in such manner as the Committee shall determine, and such evidence may include (but shall not be limited to) a written resolution signed by a majority of the members of the Committee or minutes of a meeting of the Committee reflecting approval by a majority of the members.

                       ARTICLE VIII -- GENERAL PROVISIONS

     8.1 No Funding or Interest in Assets. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of an Employer for payment of any benefits hereunder. No Participant or his designated Beneficiary shall acquire any property interest in his Deferred Stock Unit Account or any other assets of the Employer, their rights being limited to receiving from the Employer deferred payments as set forth in this Plan and these rights are conditioned upon continued compliance with the terms and conditions of this Plan.

     8.2 Assignment or Alienation. Except as required by law, no right of a Participant or designated Beneficiary to receive payments under this Plan shall be subject to transfer, anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect.

     8.3 No Guaranty of Benefits. Nothing contained in the Plan shall constitute a guaranty by any person that the assets of an Employer will be sufficient to pay any benefit hereunder.

     8.4 No Enlargement of Rights. No Participant or Beneficiary shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of an Employer.

     8.5 Construction. This Plan shall be construed under the laws of the State of Ohio. Article headings are for convenience only and shall not be considered as part of the terms and provisions of the Plan. Words in the masculine gender shall include the feminine, and the singular shall include the plural, and vice versa, unless qualified by the context.

     8.6 Withholding of Taxes. The Company and the Participant's Employer shall have the right to deduct from a Participant's Deferred Stock Unit Account and/or any payments due a Participant or Beneficiary under the Plan any and all taxes determined by the Company and Employer to be applicable with respect to such benefits. In the discretion of the Committee, the Company and the Participant's Employer may accept payment by the Participant (or Beneficiary) of the amount of any applicable taxes in lieu of deducting such amount from the Participant's Deferred Stock Unit Account or payments due under the Plan.

     8.7 Consolidation or Merger. In the event that the Company or any entity (resulting from any merger or consolidation or which shall be a purchaser or transferee so referred to), shall at any time be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of the Company or any such entity shall be sold or otherwise transferred to another entity, the provision of this Plan shall be binding upon and shall inure to the benefit of the continuing entity or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the preceding sentence, this Plan shall not be assignable by the Company or by any entity referred to in such preceding sentence.

                                                                         ANNEX 6

                            THE FIFTH THIRD BANCORP
                    NONQUALIFIED DEFERRED COMPENSATION PLAN

           (AS AMENDED AND RESTATED EFFECTIVE AS OF OCTOBER 1, 1999)

                                    PREAMBLE

     Fifth Third Bancorp, by action of the Director of Legal/Human Resources of Fifth Third Bank, hereby amends and restates the Plan in its entirety effective as of October 1, 1999. This Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees who are rendering service to an Employer.

                            ARTICLE I -- DEFINITIONS

     1.1 "Beneficiary" shall mean the person or persons entitled to receive the distributions, if any, payable under the Plan upon or after a Participant's death, to such person or persons as such Participant's Beneficiary. Each Participant may designate a Beneficiary by filing the proper form with the Committee. A Participant may designate one or more contingent Beneficiaries to receive any distributions after the death of a prior Beneficiary. A designation shall be effective upon said filing, provided that it is so filed during such Participant's lifetime, and may be changed from time to time by the Participant.

     1.2 "Code" shall mean the Internal Revenue Code of 1986, as amended at the particular time applicable. A reference to a section of the Code shall include said section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

     1.3 "Committee" shall mean The Fifth Third Bank Pension and Profit Sharing Committee (or its delegates) which is responsible for the administration of this Plan in accordance with the provisions of the Plan as set forth in this document.

     1.4 "Compensation" shall mean the total base earnings plus variable compensation and other bonuses (but excluding performance-based, additional cash compensation incentives) paid by an Employer to an Executive or which would otherwise be paid but for a deferral election hereunder or a compensation reduction election under the Master Profit Sharing Plan or The Fifth Third Bank 125 Plan.

     1.5 "Deferred Compensation Account" shall mean the account to be established by an Employer as a book reserve to reflect the amounts deferred by a Participant under Paragraph 2.1, as increased by matching allocations under
Article III and profit sharing allocations under Article IV, as adjusted by earnings (and losses) under Article VI and as reduced by distributions under Articles VII and VIII. An individual who was a Participant in the Old Plan immediately prior to the Effective Date shall have an initial Deferred Compensation Account balance as of the Effective Date as determined under the provisions of the Old Plan immediately prior to the Effective Date.

     1.6 "Effective Date" shall mean October 1, 1999.

     1.7 "Employer" shall mean Fifth Third Bank, any other subsidiary of Fifth Third Bancorp or any successor or assignee of any of them.

     1.8 "Executive" shall mean any employee of an Employer who is a Bank President, Bank Executive Vice President, Bank Senior Vice President or Bank Vice President.

     1.9 "Master Profit Sharing Plan" shall mean The Fifth Third Bancorp Master Profit Sharing Plan.

     1.10 "Old Plan" shall mean The Fifth Third Bancorp Nonqualified Deferred Compensation Plan as it existed prior to the Effective Date.

     1.11 "Participant" shall mean any Executive who elects to participate in the Plan according to Article II, any Executive with "Annual Compensation" (as defined in the Master Profit Sharing Plan) in any plan year of that plan in excess of the compensation limitation imposed by section 401(a)(17) of the Code, or a person who had a Deferred Compensation Account at the time of his death or termination of service and who retains, or whose Beneficiary retains, a benefit under the Plan which has not been distributed.

     1.12 "Plan" shall mean The Fifth Third Bancorp Nonqualified Deferred Compensation Plan as described in this instrument, and as may be amended, thereafter.

     1.13 "Plan Year" shall mean the calendar year.

                  ARTICLE II -- ELECTION TO DEFER COMPENSATION

     2.1 Each Executive may elect to have up to 100% of his Compensation for each Plan Year deferred and credited with earnings in accordance with the terms and conditions of the Plan.

     2.2 A Participant desiring to exercise an election under Paragraph 2.1 for a Plan Year shall notify the Committee each Plan Year of his deferral election. Such notice must be in writing, on a form provided by the Committee, and delivered to the Committee prior to the beginning of each Plan Year by such date as the Committee shall specify (or such later date as the Committee shall determine but in no event later than the day before the Participant's first payday in the Plan Year).

     2.3 A deferral election shall be effective for the entire Plan Year (but not for any future Plan Year) to which it relates and may not be modified or terminated for that Plan Year.

     2.4 The Compensation otherwise payable to the Participant during the Plan Year shall be reduced by the amount of the Participant's election under Paragraph 2.1. Such amounts shall be credited to the Participant's Deferred Compensation Account at the time his Compensation is so reduced.

                      ARTICLE III -- MATCHING ALLOCATIONS

     3.1 Matching Allocations. An Employer, in its discretion, may credit a matching allocation to the Deferred Compensation Account of any Executive it selects who has a Compensation deferral election in effect under Paragraph 2.1 for a Plan Year. The matching allocations for such selected Executives shall be determined by the Employer and may vary for each such Executive. The amount of the matching allocations as so determined under this paragraph shall be credited to the Participants' Deferred Compensation Accounts as of the last day of the Plan Year, or at such other time or times determined by the Committee.

                    ARTICLE IV -- PROFIT SHARING ALLOCATIONS

     4.1 Profit Sharing Allocation. An Employer, in its discretion, may credit a profit sharing allocation to the Deferred Compensation Account of any Executive it selects for a Plan Year. The profit sharing allocations for such selected Executives shall be determined by the Employer and may vary for each such Executive. The amount of the profit sharing allocations as so determined under this paragraph shall be credited to the Participants' Deferred Compensation Accounts as of the last day of the Plan Year, or at such other time or times determined by the Committee.

                      ARTICLE V -- PARTICIPANT'S INTEREST

     5.1 No Executive or his designated Beneficiary shall acquire any property interest in his Deferred Compensation Account or any other assets of the Employer or Fifth Third Bancorp, their rights being limited to receiving from the Employer or Fifth Third Bancorp deferred payments as set forth in this Plan and these rights are conditioned upon continued compliance with the terms and conditions of this Plan. To the extent that any Participant or Beneficiary acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer or Fifth Third Bancorp.

                      ARTICLE VI -- CREDITING OF EARNINGS

     6.1 General. There shall be credited to the Deferred Compensation Account of each Participant an additional amount of earnings (or losses) determined under this Article VI.

     6.2 Earnings. Except as provided in Section 6.3, each Participant's Deferred Compensation Account shall be credited with earnings (or losses) as if it is invested entirely in common stock of Fifth Third Bancorp. This shall include, without limitation, the re-investment of dividends in such common stock of Fifth Third Bancorp. The time and method of such crediting and the recordkeeping methodologies used shall be determined in the sole and absolute discretion of the Committee.

     6.3 Grandfathered Participants.

          (a) Coverage. Section 6.2 shall have no effect with respect to a Participant whose service with all Employers terminated prior to September 1, 1999. Instead, such a Participant's Deferred Compensation Account shall be credited with earnings (or losses) in accordance with this Paragraph 6.3.

          (b) Investment Elections. Each Participant whose service with all Employers terminated prior to September 1, 1999, shall elect, in increments of 10%, to have earnings (or losses) credited to his Deferred Compensation Account from among the following investment elections:

             (i) The Fifth Third Balanced Fund Investment Election;

             (ii) The Fifth Third Conservative Fund Investment Election;

             (iii) The Fifth Third Quality Growth Fund Investment Election;

             (iv) The Fifth Third Mid Cap Fund Investment Election;

             (v) The Fifth Third International Equity Fund Investment Election;
        or

             (vi) The Fifth Third Stock Fund Investment Election.

          Such an election shall apply to the Participant's entire Deferred Compensation Account except those amounts attributable to matching allocations not yet subject to the diversification election referred to in Paragraph 6.3(c) below.

          Such an election shall be made in writing, on a form provided by the Committee, and delivered to the Committee prior to the beginning of each Plan Year quarter by such date as the Committee shall determine.

          An investment election shall be effective for the entire Plan Year quarter to which it relates and may not be modified or terminated for that Plan Year quarter.

          If a Participant fails to make and deliver an election for the following Plan Year quarter by the date as determined by the Committee, then his Deferred Compensation Account shall be credited with the earnings (or losses) under the investment election most recently in effect. If such Participant has never made an investment election, then his Deferred Compensation Account shall be credited with the earnings (or losses) under the Fifth Third Balanced Fund Investment Election for the Plan Year quarter for which the Participant failed to make an election.

          (c) Matching Allocations. Notwithstanding (b) above, prior to the time a Participant is entitled to make a diversification election under the Master Profit Sharing Plan with respect to his "Employer Matching Account" under that plan, so much of his Deferred Compensation Account as is attributable to matching allocations under Article III shall be credited with earnings (or losses) under the Fifth Third Stock Fund Investment Election. When the Participant is entitled to make a diversification election under the Master Profit Sharing Plan with respect to his "Employer Matching Account" under that plan, he will have the right to elect, in accordance with Paragraph 6.3(b) to have earnings (or losses) on so much of his Deferred Compensation Account as is attributable to matching allocations under Article III, credited with earnings (or losses) under the investment elections he chooses under Paragraph 6.3(b).

          (d) Rate of Return Benchmarks. The Committee shall determine the rate of return for each Plan Year quarter of the to Fifth Third Prime Money Market Fund, the General Trust Fund, the Fifth Third

     Quality Growth Fund, the Fifth Third Mid Cap Fund, the Fifth Third International Equity Fund and the Fifth Third Stock Fund under the Master Profit Sharing Plan.

          (e) Crediting. For each Plan Year quarter, the Participant's Deferred Compensation Account, after increase for amounts credited thereto under Articles II, III, and IV during the Plan Year quarter and after decrease for distributions under Paragraph 7.1 or 8.1 during the Plan Year quarter shall be increased or decreased as if it had earned the rate of return corresponding to the Participant's investment election for the Plan Year quarter; provided that, solely for purposes of determining the amount of this increase or decrease, the amount credited to a Deferred Compensation Account under Paragraph 2.4 during the Plan Year quarter shall be treated as excluding 50% of the amount credited thereunder during the Plan Year quarter by reason of an election under Paragraph 2.1.

          (f) Corresponding Rates of Return. The rate of return corresponding to the Fifth Third Balanced Fund Investment Election shall be the rate of return determined by the Committee under Paragraph 6.3(d) for the General Trust Fund under the Master Profit Sharing Plan. The rate of return corresponding to the Fifth Third Prime Money Market Fund Investment Election shall be the rate of return determined by the Committee under Paragraph 6.3(d) for the Fifth Third Prime Money Market Fund under the Master Profit Sharing Plan. The rate of return corresponding to the Fifth Third Stock Fund Investment Election shall be the rate of return determined by the Committee under Paragraph 6.3(d) for the Fifth Third Stock Fund under the Master Profit Sharing Plan. The rates of return for the Fifth Third Quality Growth Fund Investment Election, the Fifth Third Mid Cap Fund Investment Election, and the Fifth Third International Equity Fund Investment Election shall be the respective rates of return determined by the Committee under Paragraph 6.3(d) for the Fifth Third Quality Growth Fund, the Fifth Third Mid Cap Fund and the Fifth Third International Equity Fund investment options under the Master Profit Sharing Plan.

                          ARTICLE VII -- PLAN BENEFITS

     7.1 Distributions. In accordance with the election procedures in Paragraph 7.2, a Participant may elect to have the amounts represented by the Participant's Deferred Compensation Account paid (or commence to be paid) as of the first business day of June of the Plan Year immediately following the Plan Year in which the Participant's service with all Employers terminates, or the first business day of June of any subsequent year, but not later than the first business day of June of the fifth Plan Year following the Plan Year in which such termination occurs. Except as provided in Paragraph 7.3, in accordance with the election procedures in Paragraph 7.2, a Participant may elect to have such amounts paid in one of the following forms:

          (a) single in-kind distribution of common stock of Fifth Third Bancorp; or

          (b) distributions of common stock of Fifth Third Bancorp in annual installments to last not more than 10 years.

          If installment payments are in effect, the Participant's Deferred Compensation Account shall continue to be credited with earnings (or losses) under Article VI until fully paid.

          Notwithstanding the foregoing in the event the Participant's Deferred Compensation Account does not exceed $15,000 (or such other de minimis amount as the Director of Legal/Human Resources of Fifth Third Bank determines), the Director of Legal/Human Resources of Fifth Third Bank, in his discretion, may cause an installment payment election by a Participant to be disregarded. In such a case, the Deferred Compensation Account (or remaining balance thereof) shall be paid in a single in-kind distribution of common stock of Fifth Third Bancorp (a single lump sum cash payment for Participants who terminated service prior to September 1, 1999).

     7.2 Election Procedures.

          (a) Participants who, as of December 1, 1995 have Deferred Compensation Accounts, may make the elections referred to in Paragraph 7.1 at any time on or before December 31, 1995. Payment shall be made in accordance with such elections only if the Participant terminates service with all Employers after December 31, 1996. Otherwise, if the Participant's service terminated before January 1, 1997, the payment shall be made in a single lump sum cash payment as of the first day of June of the Plan Year immediately following the Plan Year in which the termination of service occurs.

          (b) An individual who, as of December 1, 1995 is not a Participant, may make his first election referred to in Paragraph 7.1 at or before the time the Participant makes a deferral election under Article II; or, if earlier, prior to the time the Participant receives an allocation under
     Article IV. Any such election shall be effective immediately.

          (c) Participants may make or change elections referred to in Paragraph
     7.1 at any time. Payment shall be made in accordance with any such election only if the Participant terminates service with all Employers at least two years following the date of the election. Otherwise, the payment shall be made in accordance with the election (if any) in effect immediately prior to the changed election.

          (d) If a Participant has no election concerning the commencement date of benefits under this Paragraph 7.2 in effect at the time he terminates service with all Employers, payment shall be made (or commence) as of the first business day of June of the Plan Year immediately following the Plan Year in which the termination of service occurs. If a Participant has no election concerning the form of benefit payment under this Paragraph 7.2 in effect at the time he terminates service with all Employers, payment shall be made in a single in-kind distribution of common stock of Fifth Third Bancorp (in a single lump sum cash payment for Participants who terminated service prior to September 1, 1999).

          (e) Elections shall be made in writing on a form provided by the Committee and shall be made in accordance with the rules established by the Committee.

     7.3 Transition Rules Regarding Payment in Fifth Third Stock and Commencement Date.

          (a) Notwithstanding Paragraph 7.1, each Participant whose service with all Employers terminated prior to September 1, 1999, shall be paid in cash in accordance with the payment provisions under the Old Plan or election (whichever is controlling) in effect immediately prior to September 1, 1999.

          (b) Payment elections concerning the form of benefit payment made prior to September 1, 1999 by Participants who were actively employed by an Employer on September 1, 1999 shall be treated as follows:

             (i) An election to be paid a single sum cash payment shall be treated as an election to be paid a single in-kind distribution of common stock of Fifth Third Bancorp; and

             (ii) An election to be paid monthly cash installment payments shall be treated as an election to be paid a distribution of common stock of Fifth Third Bancorp in annual installments (over a period of years determined by the Committee to be comparable to the period of months elected).

          (c) Payment elections concerning the commencement date of benefits made prior to September 1, 1999 by Participants who were actively employed by an Employer on September 1, 1999 shall be treated as follows: An election to have benefits paid (or commence to be paid) as of any date other than the first business day in June of a particular year shall be treated as an election to have benefits paid (or commence to be paid) as of the first business day of June nearest to the date specified in the election.

     7.4 Facility of Payment.

          In the discretion of the Committee, a distribution may be made by transferring a Participant's shares to a brokerage account in the Participant's name. The Participant (or Beneficiary) shall be required to execute any and all documents and take such other actions as the Committee may direct in order to facilitate any distribution of shares.

                             ARTICLE VIII -- DEATH

     8.1 If a Participant dies before commencing payment of the amounts represented by the Participant's Deferred Compensation Account, then the Participant's Deferred Compensation Account shall be paid to the

Participant's Beneficiary in a single in-kind distribution of common stock of Fifth Third Bancorp (a single lump sum cash payment for Participants who terminated service prior to September 1, 1999) as soon as reasonably possible after the Committee is notified of the Participant's death. If the Participant has already commenced receiving the amounts represented by the Participant's Deferred Compensation Account in the installment payment form, the installment payments shall continue to be paid to the Participant's Beneficiary.

                  ARTICLE IX -- NON-ASSIGNABLE/NON-ATTACHMENT

     9.1 Except as required by law, no right of the Executive or designated Beneficiary to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect.

                           ARTICLE X -- CONSTRUCTION

     10.1 This Plan shall be construed under the laws of the State of Ohio. Article headings are for convenience only and shall not be considered as part of the terms and provisions of the Plan. The Committee shall have full power and authority to interpret, construe and administer this Plan.

                     ARTICLE XI -- CONSOLIDATION OR MERGER

     11.1 In the event that Fifth Third Bancorp or any entity (resulting from any merger or consolidation or which shall be a purchaser or transferee so referred to), shall at anytime be merged or consolidated into or with any other entity or entities, or in the event that substantially all of the assets of Fifth Third Bancorp or any such entity shall be sold or otherwise transferred to another entity, the provision of this Plan shall be binding upon and shall inure to the benefit of the continuing entity or the entity resulting from such merger or consolidation or the entity to which such assets shall be sold or transferred. Except as provided in the preceding sentence, this Plan shall not be assignable by Fifth Third Bancorp or by any entity referred to in such preceding sentence.

                    ARTICLE XII -- AMENDMENT OR TERMINATION

     12.1 Any amendment of the Plan shall be by action of the Committee or the Director of Legal/Human Resources of Fifth Third Bank. If an amendment is being made by said Committee, it must be approved by a majority of the members of the Committee as constituted at the time of adoption of the amendment. Any amendment may be given retroactive effect as determined by said Committee or Director of Legal/Human Resources. An amendment may be evidenced in such manner as said Committee or Director of Legal/Human Resources shall determine. If the amendment is approved by said Committee, such evidence may include (but shall not be limited to) a written resolution signed by a majority of the members of the Committee or minutes of a meeting of the Committee reflecting approval by a majority of the members.

     12.2 Any termination of the Plan shall be by action of the Committee. Any termination must be approved by a majority of the members of said Committee as constituted at the time of adoption of the termination; and any such termination may be given retroactive effect as determined by said Committee. A termination may be evidenced in such manner as said Committee shall determine, and such evidence may include (but shall not be limited to) a written resolution signed by a majority of the members of the Committee or minutes of a meeting of the Committee reflecting approval by a majority of the members.

                         ARTICLE XIII -- MISCELLANEOUS

     13.1 Neither this Agreement, nor any action of Fifth Third Bancorp, an Employer or the Committee, nor any election to defer Compensation hereunder shall be held or construed to confer on any person any legal right to be continued as an employee of Fifth Third Bancorp, or any Employer.

     13.2 Fifth Third Bancorp and the Participant's Employer shall have the right to deduct from a Participant's Deferred Compensation Account and/or any payments due a Participant or Beneficiary under the Plan any and all taxes determined by the Committee to be applicable with respect to such benefits. In the discretion of the Committee, Fifth Third Bancorp and the Participant's Employer may accept payment by the Participant (or Beneficiary) of the amount of any applicable taxes in lieu of deducting such amount from the Participant's Deferred Compensation Account or payments due under the Plan.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


[Logo]  PROXY            The undersigned hereby appoints George A. Schaefer,
                         Jr., James D. Kiggen and Dennis J. Sullivan and each of
                         them, with FULL power of substitution, as proxies to
  Fifth Third Bancorp    vote, as designated below, FOR and in the name of the
38 FOUNTAIN SQUARE PLAZA undersigned all shares of stock of FIFTH THIRD BANCORP
 Cincinnati, OH  45263   which the undersigned is entitled to vote at the Annual
                         Meeting of the Stockholders of said COMPANY scheduled to be held March 20, 2001 at the Aronoff Center for the Arts, Fifth Third Bank Theater, Main and 7th Streets,
                         Cincinnati, Ohio or at any adjournment thereof.

                         THE BOARD OF DIRECTORS RECOMMENDS A FOR VOTE
                         ON THE ELECTION OF DIRECTORS AND ON THE
                         PROPOSALS. PLEASE MARK AN X IN ONE BOX UNDER
                         EACH ITEM.

1. ELECTION of six (6) Class III Directors [ ] FOR all nominees listed below.
                                           [ ] WITHHOLD AUTHORITY to vote for
                                               all nominees listed below.

CLASS III-Darryl F. Allen, Gerald V. Dirvin, Joseph H. Head, Jr., Allen M. Hill,
          Dr. Mitchel D. Livingston, James E. Rogers
INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominees name in the space below.

--------------------------------------------------------------------------------

2. PROPOSAL to amend Article Fourth of the Amended Articles of Incorporation to increase the authorized number of shares of Common Stock, without par value, from 650,000,000 shares to 1,300,000,000 shares.

                       [  ] FOR            [  ]  AGAINST            [ ] ABSTAIN

3. PROPOSAL to amend to amend Article II Section 11 of the Code of Regulations, as amended, to allow Shareholders to grant proxies by electronic and telephonic means.

                       [  ] FOR            [  ]  AGAINST            [ ] ABSTAIN

4. PROPOSAL to amend the Fifth Third Bancorp 1998 Long-Term Incentive Stock Plan to increase the number of shares of Common Stock eligible for issuance thereunder from 22,733,020 shares to 37,733,020 shares.

                       [  ] FOR            [  ]  AGAINST            [ ] ABSTAIN

5. PROPOSAL to approve the Fifth Third Bancorp Stock Option Gain Deferral Plan, including the issuance of up to 1,000,000 shares of Common Stock thereunder.

                       [  ] FOR            [  ]  AGAINST            [ ] ABSTAIN

6. PROPOSAL to approve The Fifth Third Bancorp Nonqualified Deferred Compensation Plan, including the issuance of up to 1,000,000 shares of Common Stock thereunder.

                       [  ] FOR            [  ]  AGAINST            [ ] ABSTAIN

7. PROPOSAL to approve the appointment of DELOITTE & TOUCHE LLP as independent auditors of the Company for the year 2001.

                       [  ] FOR            [  ]  AGAINST            [ ] ABSTAIN

[Logo]  FIFTH THIRD BANCORP
        C/O CORPORATE TRUST SERVICES
        MAIL DROP 10AT66-3212
        38 FOUNTAIN SQUARE PLAZA
        CINCINNATI, OH  45263







                              fold and detach here
--------------------------------------------------------------------------------
     In their discretion, the PROXIES are authorized to vote upon such other business as may properly come before the meeting.
    This PROXY when executed will be voted in the manner directed hereby the undersigned STOCKHOLDER(S).
               If no direction is made, this PROXY will be voted
                     FOR Proposals 1, 2, 3, 4, 5, 6, and 7.
                     ALL FORMER PROXIES ARE HEREBY REVOKED.


                                               DATED:_____________________, 2001



                                               ---------------------------------
                                                   (Signature of Stockholder)

                                               ---------------------------------
                                                   (Signature of Stockholder)

                                               (Please sign exactly as your name
                                               or names appear opposite. All
                                               joint owners should sign. When
                                               signing in a fiduciary capacity
                                               or as a corporate officer, please
                                               give your full title as such.)